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                                                                   EXHIBIT 10.15

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of September 3, 2002, by and between SMITH TELEVISION GROUP, INC. ("STG"), a Nevada corporation, SMITH TELEVISION LICENSE HOLDINGS, INC., a Nevada corporation ("STLH" and together with STG, "SELLER") and GRAY TELEVISION, INC., a Georgia corporation ("BUYER").

            WHEREAS, STLH is the licensee of television broadcast station KOLO-TV, Channel 8, Reno, Nevada (the "STATION"), pursuant to certain authorizations issued by the FCC, and Seller operates the Station and owns and leases certain assets used in connection with the operation of the Station; and

            WHEREAS, Seller desires to sell, assign and transfer the assets and business of the Station as described below, and Buyer desires to acquire the assets and business of the Station as described below, and to assume certain liabilities of Seller and the Station as described below, all on the terms described in this Agreement.

            NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1.
                           DEFINITIONS AND REFERENCES

            Capitalized terms used herein without definition shall have the respective meanings assigned thereto in Annex I attached hereto and incorporated herein for all purposes of this Agreement (such definitions to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise specified, all references herein to "Articles" or "Sections" are to Articles or Sections of this Agreement. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

                                   ARTICLE 2.
                          SALE AND PURCHASE OF ASSETS;
                    PURCHASE PRICE; ASSUMPTION OF LIABILITIES

      2.1. ASSET SALE AND PURCHASE OF ASSETS.

            Subject to the terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire, pay for and accept from Seller, all right, title and interest of Seller in, to and under all real, personal and mixed assets, rights,

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benefits and privileges, both tangible and intangible, wheresoever located, owned, leased, used or held for use by Seller in connection with the business or operations of the Station (collectively, the "ASSETS"); but excluding the Excluded Assets described in Section 2.2.

            The Assets shall include, without limitation, all right, title and t 12 12 0 interest of Seller in, to and under the following:

            2.1.1. FCC LICENSES.

                  All licenses, permits and other authorizations issued by the FCC to Seller for the operation of the Station (the "FCC LICENSES"), including without limitation those listed in Schedule 2.1.1, and all applications therefor, together with any renewals, extensions or modifications thereof and additions thereto.

            2.1.2. REAL AND LEASED PROPERTY INTERESTS.

                  (a) All the real property which is used or held for use in connection with the business and operations of the Station including all land, fee interests, easements and other interests of every kind and description in real property, buildings, structures, fixtures, appurtenances, towers and antennae, and other improvements thereon owned by Seller which are used or held for use in connection with the business and operations of the Station ("REAL PROPERTY"), including all of those items listed or described in Schedule 2.1.2.

                  (b) All the real property leasehold interests which are used or held for use in connection with the business and operations of the Station including leases and subleases of any land, easements and other real property leasehold interests of every kind and description in real property, buildings, structures, fixtures, appurtenances, towers and antennae, and other improvements thereon leased by Seller in connection with the business and operations of the Station ("LEASED PROPERTY"), including all of those items listed or described in
Schedule 2.1.2.

            2.1.3. TANGIBLE PERSONAL PROPERTY.

                  All of the furniture, fixtures, furnishings, machinery, computers, equipment, inventory, spare parts, supplies, office materials and other tangible property of every kind and description maintained, owned, leased, used or held for use by Seller in connection with the business and operations of the Station, including those items which are set forth and identified in
Schedule 2.1.3 (which identifies those having a book value in excess of Ten Thousand Dollars ($10,000)), together with any replacements thereof and additions thereto made before the Closing Date, and less any retirements or dispositions thereof made before the Closing Date in the ordinary course of business consistent with past practice.

            2.1.4. INTELLECTUAL PROPERTY.

                  All of the service marks, copyrights, franchises, trademarks, trade names, domain names, jingles, slogans, logotypes, trade secrets, confidential information,


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technical and computer data, documentation and software (including any "off the shelf" or "shrink wrapped" computer software, programs or licenses), business and marketing plans and all other intangible assets maintained, owned, used or held for use by Seller in connection with the business and operations of the Station (including any and all applications, registrations, extensions and renewals relating thereto) (collectively, the "INTELLECTUAL PROPERTY"), and all of the rights, benefits and privileges associated therewith, including those set forth and identified in Schedule 2.1.4 and the right to use the "KOLO" call letters for the Station.

            2.1.5. PROGRAM CONTRACTS.

                  Except for the Excluded Contracts, the program licenses and contracts under which Seller is authorized to broadcast programs on the Station (collectively the "PROGRAM CONTRACTS"), including, (a) all program (cash and non-cash) licenses and contracts listed on Schedule 2.1.5, and (b) any other such program contracts that are entered into between the date of this Agreement and the Closing Date in accordance with the terms of this Agreement.

            2.1.6. TRADE-OUT AGREEMENTS.

                  Except for the Excluded Contracts, all contracts and agreements (excluding Program Contracts) pursuant to which Seller has sold, traded or bartered commercial air time on the Station in consideration for any property or services in lieu of or in addition to cash (collectively, the "TRADE-OUT AGREEMENTS"), including those set forth and identified in Schedule 2.1.6.

            2.1.7. BROADCAST TIME SALES AGREEMENT.

                  Except for the Excluded Contracts, all contracts and agreements pursuant to which Seller has sold commercial air time on the Station for cash (collectively the "TIME SALES AGREEMENTS").

            2.1.8. OPERATING CONTRACTS.

                  Except for the Excluded Contracts, the other contracts and agreements entered into by Seller in connection with the business and operations of the Station, including those listed on Schedule 2.1.8 (including employment agreements and talent contracts, collective bargaining agreements, the Network Affiliation Agreement and any national and local advertising representation agreements for the Station), together with all contracts and agreements that will be entered into between the date of this Agreement and the Closing Date in accordance with the terms of this Agreement (collectively, the "OPERATING CONTRACTS" and together with the Program Contracts, and the Trade-out Agreements and the Time Sales Agreements, the "STATION CONTRACTS"); provided, that, in each case, unless Buyer otherwise accepts such contract or agreement in writing, neither the Program Contracts, the Trade-Out Agreements, the Time Sales Agreements or the Operating Contracts will include (a) any contract or agreement that is required by Section 3.14.1 to be, but which is not, described on any of Schedules 2.1.5, 2.1.6 or 2.1.8, or (b) any contract or agreement that is entered into in breach of any of Sections 6.1.3, 6.1.4, 6.1.5


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or 6.1.6 (collectively, such contracts and agreements described in clauses (a)
and (b), together with the contracts listed on Schedules 2.2.10, the "EXCLUDED CONTRACTS").

            2.1.9. VEHICLES.

                  All automotive equipment and motor vehicles maintained, owned, leased, used or held for use by Seller in connection with the business and operations of the Station, including those set forth and described in Schedule 2.1.9.

            2.1.10. FILES AND RECORDS.

                  All engineering, business and other books, papers, logs, files, and accounting, financial and other records pertaining to the business and operations of the Station, but not the documents, books and records described in Section 2.2.6.

            2.1.11. AUXILIARY FACILITIES.

                  All translators, earth stations, and other auxiliary facilities, and all applications therefor, owned, leased, used or held for use by Seller in connection with the business and operations of the Station.

            2.1.12. PERMITS AND LICENSES.

                  All permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions of, or filings or registrations with, any court or Governmental Authority (other than the FCC) in any jurisdiction, which have been issued or granted to or are owned, used or held for use by Seller in connection with the business and operations of the Station and all pending applications therefor.

            2.1.13. GOODWILL.

                  The business of the Station as a "going concern," customer relationships and goodwill.

            2.1.14 ACCOUNTS RECEIVABLE.

                  All Accounts Receivable of the Station, except for any intercompany receivable reflected on the Current Balance Sheet and any additional intercompany receivables incurred after the date hereof and prior to the Closing in the ordinary course of business consistent with past practice of the Station.

            2.1.15 DEPOSITS AND PREPAID EXPENSES.

                      All deposits and prepaid expenses of the Station.


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            2.2. EXCLUDED ASSETS.

                  Notwithstanding anything to the contrary in this Agreement, there shall be excluded from the Assets and retained by Seller, the following assets (collectively, the "EXCLUDED ASSETS"):

            2.2.1. CASH.

                  All cash and cash equivalents owned by Seller and on hand on the day immediately preceding the Closing Date.

            2.2.2. PERSONAL PROPERTY DISPOSED OF.

                  All tangible personal property disposed of or consumed in the ordinary course of business consistent with past practice of the Station as permitted by this Agreement.

            2.2.3. INSURANCE.

                  All contracts of insurance and all insurance plans and the assets thereof.

            2.2.4. EMPLOYEE PLANS AND ASSETS.

                  All Plans, Benefit Arrangements, Qualified Plans and Welfare Plans and the assets thereof.

            2.2.5. RIGHT TO TAX REFUNDS.

                  Any and all claims of Seller with respect to any Tax refunds.

            2.2.6. CERTAIN BOOKS AND RECORDS.

                  All of (a) Seller's organizational documents and other corporate records, and originals of account books of original entry, (b) duplicated copies of any books, records, accounts, checks, payment records, Tax records (including payroll, unemployment, real estate and other Tax records) and other similar books, records and information of Seller relating to the business or operations of the Station prior to the Closing Date, (c) all records prepared by or on behalf of Seller in connection with the sale of the Station, and (d) all records and documents to the extent relating to any Excluded Assets.

            2.2.7. RIGHTS UNDER THIS AGREEMENT.

                  All of the rights of Seller under or pursuant to this Agreement or any other rights in favor of Seller pursuant to the other agreements contemplated hereby or thereby.


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            2.2.8. NAME.

                  All rights to the name "Smith", "Smith Television", and any logo or variation thereof and the goodwill associated therewith.

            2.2.9. SECURITIES.

                  All capital stock or other securities of any direct or indirect subsidiary of Seller.

            2.2.10. EXCLUDED CONTRACTS AND UNRELATED ASSETS.

                  The contracts, agreements and any other assets listed on
Schedule 2.2.10, and the rights of Seller under the Excluded Contracts.

      2.3 DEPOSIT.

            For and in partial consideration of the execution and delivery of this Agreement, simultaneously with the execution and delivery of this Agreement, Buyer is depositing with the Seller the amount of One Million Five Hundred Thousand Dollars ($1,500,000) in cash, such amount to be held as an earnest money deposit (the "DEPOSIT"), in accordance with the terms and conditions of this Agreement.

      2.4. PURCHASE PRICE.

            For and in consideration of the conveyances and assignments described herein and in addition to the assumption of Liabilities as set forth in Section 2.7, Buyer agrees to pay to Seller, and Seller agrees to accept from Buyer, an amount equal to Forty-One Million Five Hundred Thousand Dollars ($41,500,000) (the "PURCHASE PRICE").

      2.5. PAYMENT OF PURCHASE PRICE.

            The Purchase Price, less the amount of any Deposit paid to Seller on the date hereof, shall be paid by Buyer to Seller at the Closing by wire transfer of immediately available funds to an account or accounts which will be identified by Seller not less than two (2) business days prior to the Closing Date.

      2.6. ALLOCATION OF PURCHASE PRICE.

            As promptly as reasonably practicable following execution of this Agreement, Seller and Buyer agree to retain a mutually acceptable appraisal firm experienced in appraisals of television broadcast assets (the "APPRAISAL FIRM") to appraise the classes of Assets of the Station based on the Purchase Price for the Station. The Appraisal Firm shall be instructed to perform such appraisal and deliver a written report thereof to Seller and Buyer as soon as


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reasonably practicable (the "APPRAISAL REPORT"). Seller, on the one hand, and
Buyer, on the other hand, shall each pay one-half (1/2) of the fees, costs and expenses of the Appraisal Firm whether or not the transactions contemplated hereby are consummated. Seller and Buyer each represent, warrant, covenant and agree with each other that the Purchase Price shall be allocated among the classes of Assets for the Station as set forth in the Appraisal Report. Seller and Buyer agree, pursuant to Section 1060 of the Code, that the Purchase Price shall be allocated in accordance with this Section 2.6, and that all Tax returns and reports shall be filed consistent with such allocation. Notwithstanding any other provision of this Agreement, the provisions of this Section 2.6 shall survive the Closing Date without limitation.

      2.7. ASSUMPTION OF LIABILITIES.

            2.7.1. ASSUMED LIABILITIES

            At the Closing, Buyer shall assume, and shall agree to pay, perform and discharge as and when the same become due and payable or are required to be performed only the following Liabilities of Seller (the "ASSUMED LIABILITIES"):
(a) all Liabilities arising on or after, and relating to the period from and after, the Closing Date under the Station Contracts and the FCC Licenses, (b) all Liabilities for accrued payroll for the current pay period (excluding any obligations to pay any bonuses) and accrued vacation or accrued sick leave for Transferred Employees as of the Closing Date which were incurred (i) in the ordinary course of business consistent with past practice of the Station and
(ii) as permitted in accordance with the terms of this Agreement, and (c) any trade accounts payable of the Station as of the Closing Date (other than a trade account payable to any Affiliate of Seller) which remain unpaid and are not over thirty (30) days past due, and which were incurred (i) in the ordinary course of business consistent with past practice of the Station and (ii) as permitted in accordance with the terms of this Agreement. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Assumed Liabilities shall not include any Excluded Liabilities or any Liability under any Excluded Contract.

            2.7.2. EXCLUDED LIABILITIES

                  "Excluded Liabilities" shall mean every Liability of Seller other than the Assumed Liabilities. The Excluded Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. Excluded Liabilities shall include:

                  (a) any Liability under any Station Contract assumed by Buyer pursuant to Section 2.7.1 which arises after the Closing Date but which arises out of or relates to any breach of such Station Contract that occurred prior to the Closing Date;

                  (b) any Liability for Income Taxes, including (i) any Income Taxes arising as a result of Seller's operation of its business or ownership of the Station prior to the Closing Date;


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                  (c) any Liability under any Station Contract not assumed by
Buyer under Section 2.7.1, including any Liability arising out of or relating to Seller's credit facilities or any security interest related thereto;

                  (d) any Environmental Claim arising out of or relating to the operation of Seller's business or Seller's leasing, ownership or operation of real property;

                  (e) except for the accrued payroll, accrued vacation and accrued sick leave of Transferred Employees as of the Closing Date which is assumed by Buyer as set forth in Section 2.7.1(b), any Liability under the Benefit Plans or relating to payroll, bonus, vacation, sick, leave, worker's compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits, or any other employee plans or benefits of any kind for Seller's employees or former employees, or both;

                  (f) except for any Station Contracts, any Liability under any employment, severance, retention or termination agreement with any employee of Seller or any of its Affiliates;

                  (g) any Liability arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer;

                  (h) any Liability of Seller to any shareholder of Seller or Affiliate of Seller;

                  (i) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;

                  (j) any Liability to distribute to any of Seller's shareholders or otherwise apply all or any part of the consideration received hereunder;

                  (k) any Liability arising out of any Proceeding pending as of the Closing Date, whether or not set forth in the Schedules;

                  (l) any Liability arising out of any Proceeding commenced after the Closing Date and arising out of, or relating to, any occurrence or event happening prior to the Closing Date;

                  (m) any Liability arising out of or resulting from Seller's non-compliance with any legal requirement or order, injunction, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator;

                  (n) any Liability of Seller under this Agreement or any other Seller Document; and

                  (o) any Liability of Seller based upon Seller's acts or omissions occurring after the Closing Date.


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                  (p) any Liability under Section 7 of that certain Employment
Agreement for the Vice-President and General Manager of the Station dated December 21, 2000 and identified as containing this Excluded Liability on
Schedule 2.1.8.

                                   ARTICLE 3.
                    REPRESENTATIONS AND WARRANTIES BY SELLER

            Seller represents and warrants to Buyer as follows:

      3.1. ORGANIZATION AND STANDING.

            Each Seller is duly organized, validly existing and in good standing under the laws of the State of Nevada and is duly qualified to do business and is in good standing in any jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Seller has the corporate power and authority to own, lease and otherwise to hold and operate the Assets, to carry on the business of the Station as now conducted, and to enter into and perform the terms of this Agreement, the other Seller Documents and the transactions contemplated hereby and thereby.

      3.2. AUTHORIZATION.

            The execution, delivery and performance of this Agreement and of the other Seller Documents, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate actions of each Seller (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes, and upon execution and delivery each other Seller Document will constitute, a valid and binding agreement and obligation of each Seller, enforceable against each Seller in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

      3.3. COMPLIANCE WITH LAWS.

            Each Seller is in compliance in all material respects with all Laws applicable to such Seller's business or operation of the Station, the Assets, or the Station. Each Seller has obtained and holds all material permits, licenses and approvals (none of which has been modified or rescinded and all of which are in full force and effect) from all Governmental Authorities necessary in order to conduct the operations of the Station as presently conducted.


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      3.4. CONSENTS AND APPROVALS; NO CONFLICTS.

            3.4.1. The execution and delivery of this Agreement, and the performance of the transactions contemplated herein by each Seller, will not require any consent, approval, authorization or other action by, or filing with or notification to, any Person in connection with any Station Contract, except that certain of the Station Contracts may be assigned only with the consent of third parties, as specified in Schedule 3.4.1.

            3.4.2 The execution and delivery of this Agreement, and the performance of the transactions contemplated herein by each Seller, will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except as follows: (a) consents to the assignment of the FCC Licenses to Buyer by the FCC, and (b) filings, if any, with respect to real estate transfers and real estate transfer taxes.

            3.4.3. Assuming all consents, approvals, authorizations and other actions described in Section 3.4.1 and Section 3.4.2 have been obtained and all filings and notifications described in Section 3.4.1 and Section 3.4.2 have been made, the execution, delivery and performance of this Agreement and the other Seller Documents by each Seller do not and will not (a) conflict with or violate any material Law applicable to each Seller, the Assets or the Station or by which any of the Assets or the Station is subject or affected, (b) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any material contract or agreement to which Seller is a party or by which each Seller is bound or to which any of the Assets or the Station is subject or affected, (c) result in the creation of any Encumbrance upon the Assets, or (d) conflict with or violate the organizational documents of each Seller.

      3.5. FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

            3.5.1. Seller has provided to Buyer the unaudited balance sheet of the Station as of June 30, 2002 (the "CURRENT BALANCE SHEET") and as of December 31, 2001 and the unaudited statement of operations of the Station for the six
(6) month period ended June 30, 2002 and the ten (10) month period ended December 31, 2001. The financial statements referred to in this Section 3.5.1
(a) present fairly the financial position of the Station as of the respective dates and the results of operations for the respective periods indicated, and
(b) have been prepared in accordance with GAAP (except that the financial statements referred to in this Section 3.5.1 do not contain all footnotes required under GAAP and do not include statements of cash flows).

            3.5.2. There exist no Liabilities of the Station relating to, or arising out of, the business or operations of the Station, contingent or absolute, matured or unmatured, known or unknown, except (a) as reflected on the Current Balance Sheet, (b) obligations under executory contracts or commitments described on Schedules 2.1.5, 2.1.6 and 2.1.8 or under executory contracts or commitments not required to be disclosed thereon (but not liabilities for breaches thereof), and (c) for Liabilities that were incurred after June 30, 2002, in the ordinary course of business consistent with past practice or otherwise in accordance with the terms and conditions of


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this Agreement (none of which is a material liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit).

      3.6. ABSENCE OF CERTAIN CHANGES OR EVENTS.

            Since June 30, 2002, there has been no Material Adverse Effect. Since June 30, 2002, Seller has conducted the business of the Station in the ordinary course of business consistent with past practice, and Seller has not
(a) incurred loss of, or injury to, any of the Assets as the result of any fire, explosion, flood, windstorm, earthquake, labor trouble, riot, accident, act of God or public enemy or armed forces, or other casualty, except for such losses or injuries which have been cured in accordance with Section 8.2; (b) incurred, or become subject to, any Liability with respect to the Station, except current Liabilities incurred in the ordinary course of business consistent with past practice; (c) mortgaged, pledged or subjected to any Encumbrance any of the Assets other than Encumbrances in connection with Liabilities arising under any credit or loan agreement between Seller and its lenders; (d) sold, exchanged, transferred or otherwise disposed of any Assets, or canceled any debts or claims; (e) entered into any transactions with respect to the Station other than in the ordinary course of business consistent with past practice; (f) made any material change in any method of accounting or accounting practice with respect to the Station; (g) made or committed to make any payments or other transfers in connection with, or in contemplation of, the transactions contemplated by this Agreement or the other Seller Documents, or (h) made any agreement to do any of the foregoing with respect to the Station.

      3.7. ABSENCE OF LITIGATION.

            Except as set forth on Schedule 3.7, there is no action, suit, investigation, claim, arbitration or litigation pending or, to the knowledge of Seller, threatened against Seller with respect to the Station.

      3.8. ASSETS.

            Except as set forth on Schedule 3.8, the Assets include all of the assets or property owned, leased, used or held for use in the business or operations of the Station as presently conducted. Seller is the owner of, and has good title to, or has a good and valid leasehold or license interest in and to, the Assets free and clear of any Encumbrances, except for and subject only to (a) the Permitted Encumbrances, (b) those Encumbrances listed in Schedule 3.8, which shall be discharged and removed on or prior to the Closing Date, and
(c) as to the Real Property, those Encumbrances listed in Schedule 3.10 which, to the extent so indicated in Schedule 3.10, shall be discharged and removed on or prior to the Closing Date. At the Closing, Buyer shall acquire good title to, and all right, title and interest in and to the Assets, free and clear of all Encumbrances, except for the Permitted Encumbrances.


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      3.9. FCC MATTERS.

            Seller holds the FCC Licenses listed as held by Seller on Schedule
2.1.1. The FCC Licenses constitute all of the licenses, permits and authorizations from the FCC that are necessary or required for and/or used in the business and operations of the Station. The FCC Licenses are valid and in full force and effect through the dates set forth on Schedule 2.1.1. The Station has been operated by Seller in all material respects in accordance with the terms of the FCC Licenses and the Communications Act. Except as set forth on
Schedule 3.9, no application, action or proceeding is pending for the renewal or modification of any of the FCC Licenses, and, except for actions or proceedings affecting television broadcast stations generally, no application, complaint, action or proceeding is pending or, to Seller's knowledge, threatened that may result in the (a) the revocation, modification, non-renewal or suspension of any of the FCC Licenses, (b) the issuance of a cease-and-desist order, (c) the imposition of any administrative or judicial sanction with respect to the Station or (d) the denial of an application for renewal. Seller has no knowledge of any facts, conditions or events relating to Seller or the Station including compliance by Seller with the Children's Television Act, that would reasonably be expected to cause the FCC to deny the assignment of the FCC Licenses as provided for in this Agreement. Seller has filed with the FCC all reports, forms and statements required by the FCC to be filed by Seller relating to the Station, including applications for renewal of authority required by applicable Laws.

      3.10. REAL PROPERTY.

            3.10.1. Seller has good and marketable title to the Real Property listed in Schedule 2.1.2, free and clear of all Encumbrances, except for (a) those items listed in Schedule 3.10 (which, to the extent so indicated on Schedule 3.10, shall be discharged and removed on or prior to the Closing Date), and (b) Permitted Encumbrances. Schedule 2.1.2 sets forth the address and the legal description of each parcel of real property owned by Seller and used or held for use in the operation of the Station.

            3.10.2. Seller has a valid leasehold interest in all Leased Property listed as leased by Seller in Schedule 2.1.2. Schedule 2.1.2 lists all leases, subleases and other occupancy agreements (the "LEASES") pursuant to which any of the Leased Property is leased by Seller. Seller is the owner and holder of all the Leased Property purported to be granted by the Leases. Each Lease is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against Seller and, to the knowledge of Seller, each other party thereto, and grants the leasehold interest it purports to grant. Seller has complied with all of the material provisions of the Leases and is not in default thereunder in any material respect, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default by Seller or, to the knowledge of Seller, any other parties to the Leases.

            3.10.3. The Real Property and the Leased Property listed in Schedule
2.1.2 constitute all of the real property owned, leased, used or held for use in the business or operations of the Station. Except as set forth in Schedule 3.10 and except for any Permitted Encumbrances, other than Seller, no Person occupies or has the current or future right to occupy, the Real Property (or the Leased Property in a manner that would infringe Seller's right with respect thereto).

            3.10.4. All buildings, structures, fixtures and other improvements on the Real Property are in sufficient operating condition and adequate repair (ordinary wear and tear excepted) for the purposes to which they are currently devoted.

            3.10.5. To the knowledge of Seller, no portion of the Real Property or any building, structure, fixture or improvement thereon is the subject of, or affected by, any condemnation, eminent domain or inverse condemnation proceeding currently instituted or pending.

            3.10.6. Seller has delivered to Buyer copies of all title policies and surveys with respect to the Real Property which are in the possession of Seller or any Affiliate of Seller.

      3.11. CONDITION OF TANGIBLE ASSETS.

            Except as set forth on Schedule 3.11, all tangible Assets presently in use are in good operating condition and good repair (ordinary wear and tear excepted) for the purposes to which they are currently devoted.

      3.12. INTELLECTUAL PROPERTY.

Schedule 2.1.4 contains a true, correct and complete listing of all registered or applied-for Intellectual Property owned or licensed by or registered in the name of Seller which is used in the business and operations of the Station. Except as set forth in Schedule 3.4.1, all Intellectual Property owned or licensed by Seller and used or held for use in the business and operations of the Station is transferable to Buyer by the sole act and deed of Seller. Except as set forth in Schedule 3.4.1, no consent on the part of, notice to or filing with any other person is necessary in connection with the transfer to Buyer of such Intellectual Property. No royalty is payable to any Person as a result of or with respect to the use of any Intellectual Property. Seller owns or possesses pursuant to a valid and enforceable license, all rights to use all such Intellectual Property material to the conduct of the business of the Station. Seller does not have any knowledge and Seller has not received any notice to the effect that the conduct of the business of the Station may infringe, misappropriate or conflict with any Intellectual Property right or other legally protectable right of another. Seller has the right to the use of the call letters "KOLO-TV" pursuant to the rules and regulations of the FCC. Seller has no knowledge of any claim by another Person contesting the validity, enforceability, use or ownership of any Intellectual Property or any grounds for the same.

      3.13. REPORTS AND RECORDS.

            All material returns, reports and statements relating to the Station required to be filed by Seller with the FCC or any other Governmental
Authority have been filed and when filed were correct and complete in all material respects. All such reports, returns and statements shall continue to be filed on a current basis until the Closing Date, and will be correct and complete in all material respects when filed. All documents required by the FCC's rules to be placed in the Station's public files by Seller has been placed and are being held in such files. All logs and business records of every type and nature relating to the business and operations of the Station have been maintained in all material respects in accordance with the rules and regulations of the FCC.

      3.14. STATION CONTRACTS.

            3.14.1. The Station Contracts set forth in Schedules 2.1.5, 2.1.6 and 2.1.8 are all of the contracts and agreements relating to the Assets, to the Station or to the business and operations thereof, other than (a) Time Sales Agreements entered into in the ordinary course of business consistent with past practice; and (b) contracts and agreements which are not Subject Agreements and which do not require payments of more than Ten Thousand Dollars ($10,000) per contract per year or One Hundred Fifty Thousand Dollars ($150,000) per year in the aggregate. Complete and correct copies of all Station Contracts have been made available to Buyer.

            3.14.2. Except as set forth on Schedule 3.14.2, Seller represents and warrants to Buyer that (a) each Station Contract is in full force and effect; (b) Seller is not in breach or default of the terms of any Station Contract in any material respect; (c) none of the material rights of Seller under any Station Contract will be subject to termination or modification, nor will a default occur, as a result of the consummation of the transactions contemplated hereby, except to the extent that failure to obtain the prior consent to assignment thereof (to the extent set forth on Schedule 3.4.1) of any party thereto shall or could be interpreted to constitute a termination or modification of or a default under any such Station Contract; and (d) to the knowledge of Seller, no other party to any Station Contract is in material breach or default of the terms thereunder.

      3.15. TAXES.

            3.15.1. Seller has (or, in the case of returns becoming due after the date hereof and on or before the Closing Date, will have prior to the Closing Date) duly filed all Seller Tax Returns required to be filed by Seller on or before the Closing Date with respect to all applicable Taxes. In the case of any Seller Tax Returns which receive an extension for their date of filing, such Seller Tax Returns will be considered due on, and not considered required to be filed before, the extended due date. All of the Seller Tax Returns are (or, in the case of returns becoming due after the date hereof and on or before the Closing Date, will be) true and complete in all material respects. Seller:
(a) has paid all Taxes due to any Governmental Authority in connection with any of the Seller Tax Returns; or (b) has established (or, in the case of amounts becoming due after the date hereof, prior to the Closing Date will have established) adequate reserves (in conformity with GAAP consistently applied) for the payment of such Taxes.

            3.15.2. There is no action, suit, proceeding, audit, investigation or claim pending or, to the knowledge of Seller, threatened in respect of any Taxes associated with, or which would become a lien against, the Assets or operations of the Station for which Seller may become liable, nor has any deficiency or claim for any such Taxes been proposed, asserted or, to the knowledge of Seller, threatened. There is no Station Contract, waiver or consent providing for an extension of time with respect to the assessment or collection of any Taxes associated with, or which would become a lien against, the Assets or operations of the Station against Seller, and no power of attorney granted by Seller with respect to any related tax matters is currently in force.

      3.16. EMPLOYEE BENEFIT PLANS.

            3.16.1. Schedule 3.16 lists all Plans and Benefit Arrangements maintained by or contributed to by Seller, or with respect to which Seller has any liability, for the benefit of the employees of the Station (collectively, the "BENEFIT PLANS"). Each Benefit Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by applicable Law, including ERISA and the Code.

            3.16.2. Schedule 3.16 sets forth a list of all Qualified Plans. All Qualified Plans and any related trust agreements or annuity agreements (or any other funding document) have been maintained in compliance with ERISA and the Code (including the requirements for Tax qualification described in Section 401 thereof). The trusts established under such Plans are exempt from federal income taxes under Section 501(a) of the Code.

            3.16.3. Schedule 3.16 lists all funded Welfare Plans that provide benefits to current employees of Seller or its beneficiaries. The funding under each Welfare Plan does not exceed and has not exceeded the limitations under Sections 419A(b) and 419A(c) of the Code. Seller is not subject to taxation on the income of any Welfare Plan's welfare benefit fund (as such term is defined in Section 419(e) of the Code) under Section 419A(g) of the Code.

            3.16.4. Except as required by applicable Law, Seller has no post-retirement medical, life insurance or other benefits promised, provided or otherwise due now or in the future to current, former or retired employees of the Station.

            3.16.5. Except as set forth in Schedule 3.16, Seller has (a) filed or caused to be filed all returns and reports on the Plans that it is required to file and (b) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties and assessments that are payable by or for Seller has been timely reported, fully paid and discharged. There are no unpaid fees, penalties, interest or assessments due from Seller or from any other person that are or could become an Encumbrance on any Asset or could otherwise adversely affect the business of the Station or Assets. Seller has collected or withheld all amounts that are required to be collected or withheld by Seller to discharge its obligations, and all of those amounts have been paid to the appropriate Governmental Authority or set aside in appropriate accounts for future payment when due. Seller has furnished to Buyer true and complete copies of all documents setting forth the terms and funding of each Plan (including copies of each severance benefit arrangement and vacation pay plan).

            3.16.6. Seller has not incurred any material Liability to the Pension Benefit Guaranty Corporation (other than premium payments) or otherwise under Title IV of ERISA, including any withdrawal liability, or under the Code, with respect to any employee pension plan covering employees of the Station that either Seller (or any other Person that, together with Seller, is treated as a single employer under Section 414 of the Code) maintain or have maintained or to which either Seller contributes, has contributed or is required to contribute.

      3.17. LABOR RELATIONS.

            3.17.1. Except as set forth in Schedule 3.17.1, there are no strikes, work stoppages, grievance proceedings, union organization efforts, or other controversies pending or threatened between Seller and any union or collective bargaining unit representing such employees. Seller is in compliance in all material respects with all Laws relating to the employment or the workplace, including provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, worker's compensation, employee privacy and right to know and social security contributions. Except as set forth in Schedule 3.17.1 hereto, there are no collective bargaining agreements relating to the Station or the business and operations thereof and Seller has not agreed to recognize any union or other collective bargaining unit, nor has any union or collective bargaining unit been certified as representing any employees of Seller.

            3.17.2. Schedule 3.17.2 sets forth a true and complete list of all employees of the Station and each such employee's position, salary and date of hire.

      3.18. ENVIRONMENTAL MATTERS.

            3.18.1. Except as disclosed on Schedule 3.18, Seller, with respect to the Station, has materially complied with and is currently in compliance in all material respects with Environmental and Safety Requirements and Seller has not received any oral or written notice, report or information regarding any Environmental Claims or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to the Station.

            3.18.2. Without limiting the generality of Section 3.18.1, Seller, with respect to the Station, has obtained and complied in all material respects with, and is currently in compliance in all material respects with, all permits, licenses and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of properties or facilities of the Station or for the operation of the Station.

            3.18.3. Neither this Agreement nor the other Seller Documents, nor the consummation of the transactions contemplated hereby or thereby, shall impose any obligations on Seller for (a) site investigation or cleanup, (b) notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including any so called "transaction-triggered" or "responsible property transfer" laws and regulations), or (c) to record or deliver to any Person any disclosure document or statement pertaining to material environmental matters.

            3.18.4. None of the following exists at any property or facility owned, occupied or operated by Seller with respect to the Station: (a) underground storage tanks or surface impoundments; (b) asbestos-containing material in any form or condition; (c) materials or equipment containing polychlorinated biphenyls; or (d) landfills.

            3.18.5. Except as disclosed on Schedule 3.18, Seller, with respect to the Station, has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any Hazardous Materials or owned, occupied or operated any facility or property, so as to give rise to any past or present material Environmental Claims or liabilities of Seller for response costs, natural resource damages or attorneys' fees pursuant to CERCLA or any other Environmental and Safety Requirements.

            3.18.6. Without limiting the generality of Section 3.18.5, no facts, events or conditions relating to the past or present properties, facilities or operations of Seller with respect to the Station shall prevent, hinder or limit continued material compliance with Environmental and Safety Requirements, give rise to any material corrective, investigatory or remedial obligations pursuant to Environmental and Safety Requirements or give rise to any other material Environmental Claims or material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including those material liabilities relating to onsite or offsite Releases or threatened Releases of Hazardous Materials, substances or wastes, personal injury, property damage or natural resources damage.

            3.18.7. Seller, with respect to the Station, has not, either expressly or by operation of law, assumed or undertaken any material liability or corrective investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

            3.18.8. No material Environmental Lien has attached to any property owned, leased or operated by Seller with respect to the Station.

            3.18.9. Seller has provided to Buyer true and complete copies of all assessments, reports, data, results of investigations or audits, and all other information that is in the possession of or reasonably available to Seller regarding environmental matters pertaining to, or the environmental condition of, the Station, or the material compliance (or material noncompliance) by Seller with respect to the Station as to any Environmental and Safety Requirements, and all documents prepared related thereto are listed on Schedule 3.18.

      3.19. TRANSACTIONS WITH AFFILIATES.

            Except as set forth on Schedule 3.19, Seller is not now, and since March 1, 2001 has not been, a party, directly or indirectly, to any contract, lease, arrangement or transaction which is material to the business or operations of the Station, whether for the purchase, lease or sale of property, for the rendition of services or otherwise, with any Affiliate of Seller, or any officer, director, employee, proprietor, partner or shareholder of Seller.

      3.20. INSURANCE.

            Schedule 3.20 contains a list and brief summary of all policies of title, property, fire, casualty, liability, life, workmen's compensation, libel and slander, and other forms of insurance of any kind relating to the Assets or the business and operations of the Station and held by Seller. All such policies: (a) are in full force and effect; (b) are sufficient for compliance in all material respects by Seller with all requirements of Law and of all material agreements to which Seller is party; and (c) are valid, outstanding, and enforceable policies.

      3.21. CABLE SYSTEMS.

            Set forth on Schedule 3.21 is information concerning cable carriage with respect to the Station. The information disclosed on Schedule 3.21 is true, correct and complete in all material respects.

            (a) Schedule 3.21(a) hereto contains a complete and accurate list of all cable television systems carrying the signal of each of the Station;

            (b) Schedule 3.21(b) hereto contains a complete and accurate list of all Market Cable Systems on which the Station made a must-carry election for the current must-carry election period (by default or otherwise) and on which the Station is not currently carried;

            (c) Schedule 3.21(c) hereto contains a complete and accurate description of all retransmission consent agreements and/or copyright indemnification agreements, if any, entered into on behalf of the Station;

            (d) Schedule 3.21(d) hereto contains a complete and accurate list of all retransmission consent elections made by the Station;

            (e) Schedule 3.21(e) hereto contains a complete and accurate list of all Market Cable Systems, if any, which are carrying the Station and which have notified Seller or the Station of such Market Cable System's intention to delete Station from carriage or to change the channel position of the Station on such cable system, other than pursuant to any agreement described in clause (c) above;

            (f) Schedule 3.21(f) hereto contains a list (with copies having been delivered to Buyer) of each notice, if any, received by the Station from any Market Cable System alleging that the Station does not deliver an adequate quality signal, as defined in Section 76.55(c)(3) of the FCC Regulations, to such Market Cable System's principal headend

(other than any such notice as to which such failure has been remedied or been determined not to exist), and all further correspondence between the Station and any such Market Cable System relating to such notice;

            (g) Schedule 3.21(g) hereto contains a complete and accurate list of all pending petitions for special relief to modify the area in which the Station is entitled to demand must-carriage pursuant to Sections 76.55(c) and (e) of the FCC Regulations; and

            (h) Schedule 3.21(h) hereto contains a complete and accurate list of must-carry complaints, if any, filed on behalf of the Station.

      3.22. DIGITAL TELEVISION.

            On September 5, 2001, the FCC released an order changing the Station's digital television ("DTV") channel from Channel 23 to Channel 9. The FCC Licenses listed in Schedule 2.1.1 include the Station's DTV construction permit and a pending modification application.

      3.23. STATEMENTS TRUE AND CORRECT.

      To the actual knowledge of Seller (and not involving any constructive knowledge), the representations and warranties made by Seller in this Article 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the representations and warranties contained in this Article 3 not misleading in any material respect.

                                   ARTICLE 4.
                     REPRESENTATIONS AND WARRANTIES BY BUYER

            Buyer represents, warrants and covenants to Seller as follows:

      4.1. ORGANIZATION AND STANDING.

            Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and is duly qualified to do business as a foreign corporation where such qualification is necessary, unless the failure to be so qualified would not materially and adversely affect Buyer's ability to consummate the transactions contemplated by this Agreement. Buyer has the full power and authority to enter into and perform the terms of this Agreement and the other Buyer Documents and to carry out the transactions contemplated hereby and thereby.

      4.2. AUTHORIZATION.

            The execution, delivery and performance of this Agreement and of the other Buyer Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary actions of Buyer (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes, and upon execution and delivery each such other Buyer Document will constitute, a valid and binding agreement and obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

      4.3. COMPLIANCE WITH LAWS.

            Buyer has obtained and holds all material permits, licenses and approvals (none of which will have been modified or rescinded and all of which shall be in full force and effect) from all Governmental Authorities necessary in order to conduct the operations of the Station as presently conducted and to own, use and maintain the Assets.

      4.4. CONSENTS AND APPROVALS; NO CONFLICTS.

            4.4.1. The execution and delivery of this Agreement, and the performance of the transactions contemplated herein by Buyer, will not require any consent, approval, authorization or other action by, or filing with or notification to, any Person or Governmental Authority where the failure to make such filing or obtain such consent would reasonably be expected to have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement, except as follows: (a) approvals of the assignment of the FCC Licenses to Buyer by the FCC, and (b) based upon Seller's representations set forth in Section 3.4.1, certain of the Station Contracts may be assigned only with the consent of third parties, as specified in Schedule 3.4.1.

            4.4.2. Assuming all consents, approvals, authorizations and other actions described in Section 4.4.1 have been obtained and all filings and notifications described in Section 4.4.1 have been made, the execution, delivery and performance of this Agreement and the other Buyer Documents by Buyer do not and will not (a) conflict with or violate any Law applicable to Buyer, (b) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) of any contract or agreement to which Buyer is a party or by which Buyer is bound, or
(c) conflict with or violate the organizational documents of Buyer.

      4.5. QUALIFICATION OF BUYER.

            Buyer is legally, technically, financially and otherwise qualified under the Communications Act and all rules, regulations and policies of the FCC to acquire and operate the Station. To Buyer's knowledge, there are no facts or proceedings which would reasonably be expected to disqualify Buyer under the Communications Act or otherwise from acquiring or operating the Station or would cause the FCC not to approve the assignment of the FCC Licenses to Buyer. No waiver of any FCC rule or policy is necessary to be obtained for the grant of the applications for the assignment of the FCC Licenses to Buyer.

      4.6     AVAILABILITY OF FUNDS.

            Buyer will have on the Closing Date sufficient funds to enable Buyer to consummate the transactions contemplated hereby.

      4.7. STATEMENTS TRUE AND CORRECT.

      To the actual knowledge of Buyer and not involving any constructive knowledge), the representations and warranties made by Buyer in this Article 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the representations and warranties contained in this Article 4 not misleading in any material respect.

                                   ARTICLE 5.
                                   FCC CONSENT

              As promptly as practicable and no later than five (5) business days following the execution of this Agreement, Seller and Buyer shall jointly file an application for the Station with the FCC requesting the consent of the FCC to the assignment of the FCC Licenses for the Station to Buyer (the "Assignment Applications"). Seller and Buyer will diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to obtain promptly the requested consents and approvals of the Assignment Applications by the FCC; provided, however, that none of the parties hereto shall have any obligation to participate in any evidentiary hearing.

                                   ARTICLE 6.
                       COVENANTS AND AGREEMENTS OF SELLER

            Seller covenants and agrees with Buyer as follows:

      6.1. NEGATIVE COVENANTS.

            Pending and prior to the Closing Date, Seller will not, without the prior written consent of Buyer, do or agree to do any of the following with respect to the Station or the Assets:

            6.1.1. DISPOSITIONS.

                  Sell, assign, lease, license or otherwise transfer or dispose of any of the Assets other than the disposition in the ordinary course of business consistent with past practice of items that are replaced prior to the Closing Date with items of comparable or superior value and utility in the operation of the Station.

            6.1.2. ACCOUNTING PRINCIPLES AND PRACTICES.

                  Change or modify any of the accounting principles or practices or any method of applying such principles or practices currently employed with respect to the Station, except as required by GAAP.

            6.1.3. TRADE-OUT AGREEMENTS.

                  Enter into any Trade-out Agreement, except in the ordinary course of business consistent with past practice not to exceed Twenty-Five Thousand Dollars ($25,000) in the aggregate.

            6.1.4. BROADCAST TIME SALES AGREEMENTS.

                  Enter into any Time Sales Agreement except in the ordinary course of business consistent with past practice.

            6.1.5. NETWORK AFFILIATION AGREEMENTS AND LOCAL MARKETING ARRANGEMENTS.

                  Acquire or enter into any network affiliation agreements, local marketing arrangements, joint operating agreements, time brokerage agreements or other similar contracts or renew, extend, amend, alter, modify or otherwise change any of such existing contracts.

            6.1.6. ADDITIONAL AGREEMENTS.

                  Acquire or enter into any new Station Contracts not referred to in Sections 6.1.3, 6.1.4 or 6.1.5 above, or renew, extend, amend, alter, modify or otherwise change any existing Station Contract, except, in any such case, for Station Contracts which are not Subject Agreements and which (after any such renewal, extension, amendment, alteration, modification or other change) require payments of less than Twenty-Five Thousand Dollars ($25,000) per contract per year and no greater than Two Hundred Thousand Dollars ($200,000) per year in the aggregate (collectively, "ADDITIONAL AGREEMENTS"), copies of which Additional Agreements shall be provided to Buyer at or prior to the Closing Date.

            6.1.7. BREACHES.

                  Do or omit to do any act which will cause a material breach of any Station Contract.

            6.1.8. EMPLOYEE MATTERS.

                  Except as set forth on Schedule 6.1.8, enter into or become subject to any employment, labor, union, or professional service contract or agreement not terminable at will (or renew, extend, amend, alter, modify or otherwise change any existing contract or agreement), without cost or obligation other than to pay accrued salary or wages at the normally applicable rate through the time of termination, or any bonus, pension, insurance, profit sharing, incentive, deferred compensation, severance pay, retirement, hospitalization, employee benefit, or other similar plan; or increase the compensation payable or to become payable to any employee, or pay or arrange to pay any bonus payment to any employee.

            6.1.9. ACTIONS AFFECTING FCC LICENSES.

                  Take any action which may jeopardize the validity or enforceability of or rights under the FCC Licenses.

            6.1.10. PROGRAMMING.

                  Program or broadcast any Program Contract or syndicated program, except in the ordinary course of business consistent with past practice.

            6.1.11. AFFILIATED TRANSACTIONS.

                  Except for the transactions described in Schedule 3.19, enter any transaction with any Affiliate of Seller, including any renewal, extension, modification or other change in, any existing contract or agreement to which an Affiliate of Seller is a party or any other transaction involving an Affiliate of Seller which will have continued effectiveness after the Closing Date.

            6.1.12. COLLECTION OF ACCOUNTS RECEIVABLE.

                  Collect any accounts receivable of the Station other than in the ordinary course of business consistent with past practice.

      6.2. AFFIRMATIVE COVENANTS.

            Pending and prior to the Closing Date, Seller will with respect to the Station and the Assets:

            6.2.1. PRESERVE EXISTENCE.

                  Preserve their respective corporate existences and business organizations intact, maintain their existing franchises and licenses, use commercially reasonable efforts to preserve for Buyer the relationships of the Station with suppliers, customers, employees and others with whom the Station has business relationships, and keep all Assets substantially in their present condition, ordinary wear and tear excepted.

              6.2.2. NORMAL OPERATIONS.

                  Subject to the terms and conditions of this Agreement (including Section 6.1) (a) carry on the business and activities of the Station, including the sale of advertising time, entering into other contracts and agreements, or purchasing and scheduling of programming, in the ordinary course of business consistent with past practice; (b) pay or otherwise satisfy all obligations (cash and barter) of the Station in the ordinary course of business consistent with past practice; (c) maintain books of account, records, and files with respect to the Station in substantially the same manner as heretofore; and (d) maintain the Assets in customary repair, maintenance and condition, except to the extent of normal wear and tear, and repair or replace, consistently with the ordinary course of business consistent with past practice, any Asset that may be damaged or destroyed; notwithstanding the foregoing, Buyer acknowledges that Seller shall not be obligated to spend any funds on capital expenditures after the date hereof, except for the repair or replacement of Assets that may be damaged or destroyed.

            6.2.3. MAINTAIN FCC LICENSES.

                  Maintain the validity of the FCC Licenses, and comply in all material respects with all requirements of the FCC Licenses and the rules, policies and regulations of the FCC and all other applicable Laws.

            6.2.4. NETWORK AFFILIATION.

                  Use reasonable efforts to maintain in full force and effect the present Network Affiliation Agreement for the Station (and any and all modifications and renewals thereof).

            6.2.5. STATION CONTRACTS.

                  Pay and perform its obligations in the ordinary course of business consistent with past practice under the Station Contracts and under any Additional Agreements that shall be entered into between the date hereof and the Closing Date pursuant to Section 6.1.6, in accordance with the respective terms and conditions of such Station Contracts.

            6.2.6. TAXES.

                  Pay or discharge all Taxes when due and payable in the ordinary course of business consistent with past practice.

            6.2.7. CORPORATE ACTION.

                  Take all corporate action (including all shareholder action) under the Laws of any state having jurisdiction over Seller necessary to effectuate the transactions contemplated by this Agreement and by the other Seller Documents.

            6.2.8. ACCESS.

                  (a) Give to Buyer and its representatives reasonable access during normal business hours to all of the employees, properties, books and records of Seller that relate to the Station and furnish Buyer and its representatives with such information concerning the Station as Buyer may reasonably require, including such access and cooperation as may be necessary to allow Buyer and its representatives to interview the employees, to examine the books and records of the Station, and to inspect the Real Property and other Assets (which right of access shall not be exercised in any way which would unreasonably interfere with the normal operations, business or activities of the Station); and

                  (b) From time to time, furnish to Buyer such additional information (financial or otherwise) concerning the Station as Buyer may reasonably request (which right to request information shall not be exercised in any way which would unreasonably interfere with the normal operations, business or activities of the Station).

            6.2.9. INSURANCE.

                  Maintain in full force and effect all of Seller's existing casualty, liability, and other insurance with respect to the Station through the day following the Closing Date in amounts not less than those in effect on the date hereof.

            6.2.10. FINANCIAL STATEMENTS.

                  Provide Buyer with (a) unaudited monthly statements of assets and liabilities of Seller relating to the business and operations of the Station, and statements of revenues and expenses reflecting the results of business and operations of the Station, for September, 2002 and for each month thereafter, within thirty (30) days after the end of each such month; and (b) weekly pacing reports for each week after the date hereof as they become available in the ordinary course of business.

      6.3. CONFIDENTIALITY.

            Seller shall, at all times, maintain the confidentiality with respect to all documents and information furnished to Seller by or on behalf of Buyer, and documents and information related to the business and operations of the Station during the period prior to the Closing Date to the extent included in the Assets. Nothing shall be deemed to be confidential information that: (a) is known to Seller at the time of its disclosure to Seller; (b) becomes publicly known or available other than through disclosure by Seller; (c) is received by Seller from a third party not actually known by Seller to be bound by a confidentiality agreement with or obligation to Buyer; or (d) is independently developed by Seller. Notwithstanding the foregoing provisions of this Section 6.3, Seller may disclose such confidential information (i) to the extent required or deemed advisable to comply with applicable Laws; and (ii) to its officers, directors, employees, representatives, financing sources, financial advisors, attorneys, accountants, and agents with respect to the transactions contemplated hereby; provided, however, Seller shall be liable for any disclosure by any such Person that such Person would not have been permitted to make if such Person were a Seller hereunder. In the event this Agreement is terminated, Seller will return to Buyer all documents and other material prepared or furnished by Buyer relating to the transactions contemplated hereunder, whether obtained before or after the execution of this

Agreement. In the event that Seller is required by Law (including without limitation by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar legal process) to disclose any confidential information, Seller will promptly notify Buyer of such requirement so that Buyer may, as it may elect, either seek an appropriate protective order or waive Seller's compliance with the provisions of this
Section 6.3. In the event that such protection or other remedy is not obtained or that Buyer waives compliance, Seller agrees to furnish only that portion of the confidential information which Seller is advised by counsel is legally required and to exercise Seller's reasonable efforts to obtain assurance that confidential treatment will be accorded such confidential information.

      6.4. NO SHOPPING.

            From and after the date hereof until the earlier to occur of the Closing Date or the termination of this Agreement, Seller shall not, and shall cause its officers, directors and Affiliates not to, (a) initiate contact with, solicit, encourage or respond to any inquiries or proposals by, or (b) enter into any discussions or negotiations with, or disclose, directly or indirectly, any information concerning the Assets or the Station to, or (c) afford any access to Seller's properties, books and records to any Person other than Buyer or any permitted assignee in connection with any possible proposal for the acquisition (directly or indirectly, whether by purchase, merger, consolidation or otherwise) of all or any material portion of the Assets or the Station.

      6.5. NO SOLICITATION OF EMPLOYEES.

            From and after the date hereof to the first anniversary of the Closing Date, neither Seller nor any Affiliate of Seller shall solicit or offer employment to or hire or employ or otherwise compensate any employee or former employee (who is an employee of the Station as of the date hereof or as of the Closing Date) of the Station at any other location; provided, however, that the foregoing shall not apply to any employee of the Station who is terminated by Buyer after the Closing Date.

                                   ARTICLE 7.
                        COVENANTS AND AGREEMENTS OF BUYER

            Buyer covenants and agrees with Seller as follows:

      7.1. CONFIDENTIALITY.

            Buyer shall, at all times prior to the Closing, maintain the confidentiality with respect to all documents and information furnished to Buyer by or on behalf of Seller. Nothing shall be deemed to be confidential information that: (a) is known to Buyer at the time of its disclosure to Buyer;
(b) becomes publicly known or available other than through disclosure by Buyer;
(c) is received by Buyer from a third party not actually known by Buyer to be bound by a confidentiality agreement with or obligation to Seller; or (d) is independently developed by Buyer. Notwithstanding the foregoing provisions of this Section 7.1, Buyer may disclose such confidential information (i) to the extent required or deemed advisable to comply with applicable Laws; and (ii) to its officers, directors, partners, employees, representatives, financing sources, financial advisors, attorneys, accountants, agents, underwriters, lenders, investors and any other potential sources of financing with respect to the transactions contemplated hereby; provided, however, Buyer shall be liable for any disclosure by any such Person that such Person would not have been permitted to make if such Person were Buyer hereunder. In the event this Agreement is terminated, Buyer will return to Seller all documents and other material prepared or furnished by Seller relating to the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement. In the event that Buyer is required by Law (including without limitation by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar legal process) to disclose any confidential information, Buyer will promptly notify Seller of such requirement so that Seller may, as it may elect, either seek an appropriate protective order or waive Buyer's compliance with the provisions of this Section 7.1. In the event that such protection or other remedy is not obtained or that the Seller waives compliance, Buyer agrees to furnish only that portion of the confidential information which Buyer is advised by counsel is legally required and to exercise Buyer's reasonable efforts to obtain assurance that confidential treatment will be accorded such confidential information.

      7.2. CORPORATE ACTION.

            Prior to the Closing, Buyer shall take all corporate action under the Laws of any state having jurisdiction over Buyer necessary to effectuate the transactions contemplated by this Agreement and the other Buyer Documents.

      7.3. ACCESS.

            For a period of seven (7) years from and after the Closing Date, Buyer shall cause to be afforded to representatives of Seller reasonable access during normal business hours to the offices, books and records, contracts and reports of the Station which relate to the operations of the Station during the period during which the Station was owned by Seller and that are included in the Assets (the "PRE-CLOSING DATE RECORDS"), as Seller shall from time to time reasonably request for Seller's reasonable business purposes, and shall provide to Seller copies of any Pre-Closing Date Records reasonably requested by Seller; provided, however, that such investigation shall only be upon reasonable notice and shall not disrupt the personnel or operations of Buyer or the Station. Any costs incurred by Buyer in connection with any such copying during the first nine (9) months after the Closing Date shall be paid by Buyer, and any such costs incurred by Buyer after such nine (9) month period shall be paid by Seller. All requests for access to the Pre-Closing Date Records shall be made to such representatives as Buyer shall designate in writing, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. For a period of seven (7) years from and after the Closing Date, Buyer shall not dispose of any Pre-Closing Date Records; provided, however, that

Buyer may destroy any Pre-Closing Date Records upon providing thirty (30) days' written notice to Seller of an intent to destroy such Pre-Closing Date Records; provided, further, that Buyer, at Buyer's expense, shall transfer to Seller such Pre-Closing Date Records, rather than destroy them, if before the expiration of such thirty (30) day notice period, Seller directs Buyer to transfer such Pre-Closing Date Records to Seller.

                                   ARTICLE 8.
                       MUTUAL COVENANTS AND UNDERSTANDINGS
                               OF SELLER AND BUYER

      8.1. POSSESSION AND CONTROL.

            Between the date hereof and the Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the business and operations of the Station, and such operation, including complete control and supervision of all programming, shall be the sole responsibility of the owners of the Station. On and after the Closing Date, Seller shall have no control over, or right to intervene, supervise, direct or participate in, the business and operations of the Station.

      8.2. RISK OF LOSS.

            The risk of loss or damage by fire or other casualty or cause to the Assets until the Closing Date shall be upon Seller. In the event of any such loss or damage prior to the Closing Date, Seller shall restore, replace or repair the damaged Assets to their previous condition. In the event that as of the Closing Date, any such loss or damage shall not have been restored, replaced, or repaired, Seller shall have the right to defer the Closing Date by written notice to Buyer, for a period of up to sixty (60) days after the date on which such loss or damage occurred. In the event that any such loss or damage shall not be restored, replaced, or repaired by the end of such sixty (60) day period, Buyer shall, at its option, either:

            (a) proceed with the Closing and receive at the Closing the insurance proceeds or an assignment of the right to receive such insurance proceeds to which Seller otherwise would be entitled, whereupon Seller shall have no further liability to Buyer for such loss or damage (pursuant to the indemnification provisions of this Agreement or otherwise); or

            (b) terminate this Agreement by written notice to Seller.

            Buyer and Seller acknowledge and agree that nothing in this Section
8.2 shall be deemed to waive any requirement that the conditions to closing set forth in Section 9.1 be satisfied as of the Closing Date.

      8.3. PUBLIC ANNOUNCEMENTS.

            Between the date hereof and the Closing Date, Seller and Buyer shall consult and cooperate with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated herein and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

      8.4. EMPLOYEE MATTERS.

            8.4.1. TRANSFERRED EMPLOYEES.

                  (a) Not less than ten (10) days prior to the Closing Date, Seller shall provide a list to Buyer of all employees of the Station. Prior to the Closing Date, Buyer shall offer employment to all such employees of the Station, as of the Closing Date, at the same salary or wage rate (as applicable), and place of employment as held by each such employee immediately prior to the Closing Date, and with benefits no less favorable in the aggregate than those provided by Buyer and Buyer's Affiliates to their similarly situated employees (subject, in all cases, to the provisions of any employment agreements that are Station Contracts).

                  (b) To the extent such employees accept employment with Buyer (collectively, "TRANSFERRED EMPLOYEES"), such Transferred Employees will be included in Buyer's employee benefit plans and will be subject to Buyer's employment policies, as generally applicable to Buyer's employees who are similarly situated. Subject to any applicable waiting periods and other qualification standards, Buyer agrees that Transferred Employees shall be credited under all of Buyer's applicable employee benefit plans covering such employees for their service at the Station. After the Closing Date, subject to applicable laws, Buyer shall have the right, at any time thereafter, to dismiss any or all Transferred Employees at any time thereafter, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefit plans, policies or arrangements, provided to them).

            8.4.2. COBRA OBLIGATIONS.

                  Seller shall satisfy and discharge any obligations to provide health care continuation coverage as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 and as described in Section 4980B of the Code and Sections 601 through 608 of ERISA and as required by any applicable state continuation of health coverage provisions (collectively, "COBRA OBLIGATIONS") to any employee of the Station whose employment is terminated prior to the Closing Date to whom Seller has on-going COBRA Obligations (and such employee's covered dependents). Buyer shall satisfy and discharge all other COBRA Obligations with respect to Transferred Employees (and such employees' covered dependents). Seller and Buyer shall reasonably cooperate in good faith to comply with their respective COBRA Obligations hereunder.

            8.4.3. SELLER BENEFITS PLANS.

                  As between Buyer and Seller, Seller agrees to be responsible and liable for any medical, disability or other benefits owed under Seller's benefit plans.

            8.4.4. 401(K) PLANS.

            Buyer agrees to permit those Transferred Employees, at each such Transferred Employee's option, to transfer as a rollover to Buyer's 401(k) Plan their respective pre-tax account balances under Seller's 401(k) Plan, provided that such plan is a tax qualified plan under Section 401(a) and 401(k) of the Code and that the transfer as a rollover of any such pre-tax account balance will not affect the tax qualified status of Buyer's 401(k) Plan. Seller agrees that if any such Transferred Employee elects to transfer as a rollover its pre-tax account balance to Buyer's 401(k) Plan, Seller will cause the trustees of Seller's 401(k) Plan to transfer each such electing Transferred Employee's account to the trustee of Buyer's 401(k) Plan. Effective as of the Closing Date, Seller shall fully vest Transferred Employees in their account balances under Seller's 401(k) Plan.

      8.5. BULK SALES LAWS.

            Buyer hereby waives compliance by Seller, in connection with the transactions contemplated hereby, with the provisions of any applicable bulk transfer laws; provided, however, that Seller shall indemnify and hold harmless Buyer from and against any Losses attributable to Seller's non-compliance with any applicable bulk transfer laws, without regard to the provisions of Article 12.

      8.6. CONSENTS.

            Prior to the Closing, Seller and Buyer shall take all reasonable t 12 12 0 action required to obtain all consents, approvals and agreements of any third parties (the initial requests for which shall be provided by Seller) necessary to authorize, approve or permit the consummation of the transactions contemplated by this Agreement, provided that neither Seller nor Buyer shall be required to make any financial accommodations to any third party in order to obtain such consents and approvals (other than payment of any amount otherwise due such third party); provided, further, that although Seller may request release from any contract as part of a request for any such consent, approval or agreement, Seller shall not require that Seller be released from such contract as a condition to obtaining any such consent, approval or agreement. The parties agree that, notwithstanding Section 9.2 hereof and in the sole discretion of Buyer, Seller may retain, until such time as all required consents, approvals and agreements shall have been obtained by Seller, all rights to and liabilities under any Station Contract to which any required consent or approval pertains if such consent or approval has not been obtained prior to the Closing Date (a "DEFERRED CONTRACT"). Until the assignment of a Deferred Contract, (a) Seller and Buyer shall take all reasonable action to obtain all necessary consents or approvals to remove any other impediments to such assignment, and (b) Seller and Buyer shall cooperate in any arrangement to provide (to the extent permitted without breach of such Deferred Contract) that Buyer shall receive the benefits of such Deferred Contract after the Closing Date to the same extent as if such Deferred Contract had been assigned to Buyer (such arrangement, an "ALTERNATIVE ARRANGEMENT"). To the extent Buyer receives such benefits, Buyer shall assume Seller's Liabilities thereunder arising on or after the Closing Date with respect to such Alternative Arrangement, and to such extent such obligations and liabilities shall be deemed to constitute Assumed Liabilities, Buyer shall perform any such obligations of Seller arising under such Alternative Arrangement (to the extent permitted without breach of the relevant Deferred Contract). If, subsequent to the Closing Date, Seller shall obtain all necessary consents or approvals required to assign any Deferred Contract, the Deferred Contract for which consent or approval to assign has been obtained shall at that time be deemed to be assigned to Buyer and assumed by Buyer, without need of further action by Seller or of further documentation except for notice from Seller to Buyer that such consent or approval has been obtained; and from and after the effective date such Deferred Contract is assigned to Buyer, (x) no party shall have any further liability under the Alternative Arrangement related thereto, and (y) the Deferred Contract shall be deemed to be an Asset and Assumed Liability.

      8.7. TRANSITION SERVICES AGREEMENT.

            Prior to Closing, Buyer and Seller shall enter into a transition services agreement with respect to Buyer's use of certain of Seller's computer equipment and accounting systems used in connection with the Station for a period not to exceed ninety (90) days on such commercially reasonable terms as the parties shall mutually agree.

                                   ARTICLE 9.
                             CONDITIONS PRECEDENT TO
                           BUYER'S OBLIGATION TO CLOSE

            The obligations of Buyer to purchase the Assets and to proceed with the Closing are subject to the satisfaction (or waiver in writing by Buyer) at or prior to the Closing of each of the following conditions:

      9.1. REPRESENTATIONS AND COVENANTS.

            The representations and warranties of Seller made in this Agreement shall be true and correct when made and on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which need only be true and correct in all respects as of such date or time), with only such exceptions as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. The agreements and covenants of Seller required to be performed on or before the Closing Date shall have been performed, with only such exceptions as would not, individually or, in the aggregate, be reasonably expected to have a Material Adverse Effect.

      9.2. REQUIRED CONSENTS.

            Seller shall have obtained prior to the Closing Date all consents, authorizations and approvals from third parties necessary for the valid assignment and transfer to Buyer of (a) all of the real estate leases or subleases listed on Schedule 9.2; (b) the Network Affiliation Agreement; and (c) all of the Station Contracts listed on Schedule 9.2; provided, that all such consents, authorizations and approvals shall be obtained without any material modifications to the terms of such leases, subleases, Station Contracts or Network Affiliation Agreement; and provided further, that the parties acknowledge and agree that any such consent, authorization or approval shall not be required as a condition to Closing under this Section 9.2 with respect to any such contract if an Alternative Arrangement as contemplated by Section 8.6 has been entered into in lieu of receiving such required consent, authorization or approval with respect to such contract.

      9.3. DELIVERY OF DOCUMENTS.

            Seller shall have delivered to Buyer all contracts, agreements, instruments and documents required to be delivered by Seller to Buyer pursuant to Section 11.3.

      9.4. FCC MATTERS.

            (a) The FCC Order shall have been granted.

            (b) All of the material FCC Licenses shall be in full force and effect.

      9.5. LEGAL PROCEEDINGS.

            No injunction, restraining order or decree of any nature of any court or Governmental Authority of competent jurisdiction shall be in effect that restrains or prohibits the transactions contemplated by this Agreement; and no action or proceeding by or before any Governmental Authority (other than an action or proceeding instituted or threatened by Buyer) shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which, if determined adversely, would be reasonably likely to (a) restrain, prohibit or invalidate the transactions contemplated by this Agreement or any other Seller Document or Buyer Document, or (b) have a Material Adverse Effect.

      9.6. NO MATERIAL ADVERSE EFFECT.

            Since the date hereof, there shall not have been any event, change or development which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

      9.7. PROGRAM CONTRACTS.

            Evidence reasonably satisfactory to Buyer shall have been provided by Seller that all Liabilities or obligations due or payable through the Closing Date by the Station pursuant to or under any Program Contract shall have been paid such that the Station is current on such Liabilities or obligations (which, for purposes of clarification, shall mean that such Liabilities or obligations are not more than 30 days past due).

                                   ARTICLE 10.
                             CONDITIONS PRECEDENT TO
                          SELLER'S OBLIGATION TO CLOSE

            The obligations of Seller to sell, transfer, convey and deliver the Assets and to proceed with the Closing, are subject to the satisfaction (or t 12 12 0 waiver in writing by Seller) at or prior to the Closing, of each of the following conditions:

      10.1. REPRESENTATIONS AND COVENANTS.

            The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects (but without regard to any materiality qualifications or references contained in any specific representation or warranty) when made and on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which need only be true and correct in all material respects as of such date and time). The agreements and covenants of Buyer required to be performed on or before the Closing Date shall have been performed in all material respects.

      10.2. DELIVERY BY BUYER.

            Buyer shall have delivered to Seller the Purchase Price in accordance with Section 2.5, and all contracts, agreements, instruments and documents required to be delivered by Buyer to Seller pursuant to Section 11.4.

      10.3. FCC ORDER.

            The FCC Order shall have been granted.

      10.4. LEGAL PROCEEDINGS.

            No injunction, restraining order or decree of any nature of any court or Governmental Authority of competent jurisdiction shall be in effect that restrains or prohibits the transactions contemplated by this Agreement; and no action or proceeding by or before any Governmental Authority (other than an action or proceeding instituted or threatened by Seller) shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which would be reasonably likely to restrain, prohibit or invalidate the transactions contemplated by this Agreement or any other Seller Document or Buyer Document.

                                   ARTICLE 11.
                                     CLOSING

      11.1. CLOSING.

            11.1.1. Provided that the conditions set forth in Article 9 and
Article 10 shall have been satisfied, the closing for all of the Assets hereunder (the "CLOSING") shall be held on the date that is the fifth (5th) business day after the date on which the FCC Order is granted (the date on which the Closing shall occur pursuant to this Section 11.1.1 is referred to herein as the "CLOSING DATE"). Notwithstanding the foregoing sentence, Buyer may, on one occasion by written notice to Seller, delay the Closing Date for up to ninety
(90) days in the event that there shall have occurred (i) any general suspension of trading in equity securities in the United States securities or financial markets in excess of two (2) consecutive trading days; (ii) a declaration of a banking moratorium or any general suspension of payments in respect of banks by federal or state authorities in the United States; (iii) a commencement of a war, armed hostilities or other national or international calamity directly involving the United States; (iv) any material limitation by any governmental authority outside the ordinary course of business on the extension of credit by banks or other lending institutions in the United States which materially adversely effects Buyer's ability to pay the Purchase Price; or (v) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

            11.1.2. At the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer free and clear of any Encumbrances other than Permitted Encumbrances, and Buyer shall purchase, acquire, pay for and accept from Seller, all right, title and interest of Seller in, to and under the Assets and shall assume the Assumed Liabilities.

      11.2. TIME AND PLACE OF CLOSING.

            The Closing shall be held at 10:00 A.M. local time on the Closing Date at the offices of Hogan & Hartson L.L.P., 8300 Greensboro Drive, Suite 1100, McLean, Virginia, or at such other time and place as the parties may agree in writing.

      11.3. DELIVERY BY SELLER.

            At the Closing, Seller shall deliver to Buyer the following:

            11.3.1. AGREEMENTS AND INSTRUMENTS

                  The following bills of sale, assignments and other instruments of transfer duly executed by Seller:

                      (a) the Bill of Sale;

                      (b) the Assignment of FCC Licenses;

                      (c)  the Assignment of Contracts and Leases;

                      (d)  the Assumption Agreement;

                      (e) certificates of title with respect to the motor vehicles listed on Schedule 2.1.9 or if any such motor vehicles are leased by Seller, an assignment of such lease;

                      (f) special or limited warranty deeds for all Real Property owned by Seller in a form reasonably acceptable to Seller and Buyer;

                      (g)  real and personal property transfer tax forms; and

                      (h) all other documents, instruments and certificates required to be delivered by Seller pursuant to this Agreement or otherwise required or reasonably requested by Buyer, including of conveyance and transfer, as Buyer may reasonably request in order to more effectively convey and transfer the Assets of the Station to Buyer and to put Buyer in operational control of the Station, or for aiding, assisting, collecting and reducing to possession any of the Assets of the Station and exercising rights with respect thereto and to otherwise consummate the transaction contemplated herein and as otherwise contemplated by this Agreement.

            11.3.2. CONSENTS.

                  Copies of all consents Seller has been able to obtain to effect the assignment to Buyer of the Station Contracts listed on Schedule 3.4.1.

            11.3.3. CERTIFIED RESOLUTIONS.

                  A copy of the approval of the boards of directors of Seller, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement, and of the other Seller Documents, and the consummation of the transactions contemplated hereby and thereby.

            11.3.4. OFFICERS' CERTIFICATES.

                  (a) A certificate of Seller certifying the matters set forth in

Section 9.1; and

                  (b) A certificate of Seller as to the incumbency of the representatives of Seller executing this Agreement or any of the other Seller Documents on behalf of Seller.

            11.3.5. ORGANIZATIONAL DOCUMENTS.

                  Copies of the organizational documents of Seller certified by an executive officer of Seller as being correct and complete.

            11.3.6. RELEASES.

                  Duly executed releases, termination statements and mortgage satisfactions to the extent necessary to release any Encumbrances on the Assets required to be removed by Seller pursuant to the terms of this Agreement.

            11.3.7. FIRPTA CERTIFICATE.

                  A certificate of nonforeign status under Section 1445 of the Code.

            11.3.8. TITLE INSURANCE DOCUMENTS.

                  An owner's affidavit, gap indemnity and estoppel certificates executed by Seller and such other customary documents and certificates executed by Seller reasonably acceptable to Seller and as may be reasonably required by Buyer's title insurance company with respect to Buyer's title insurance of the Real Property and Leased Property.

            11.3.10.DOMAIN NAME TRANSFER.

                  Domain name transfer agreements in form and substance reasonably satisfactory to Buyer to perfect the transfer to Buyer of all the domain names of the Station.

            11.3.11.GOOD STANDING.

                  A certificate of the Secretary of State of Nevada certifying the good standing of Seller in the State of Nevada.

            11.4. DELIVERY BY BUYER.

                  At the Closing, Buyer shall deliver to Seller the following:

            11.4.1. PURCHASE PRICE PAYMENT.

                  The Purchase Price in the amount and manner set forth in
Section 2.5.

            11.4.2. AGREEMENTS AND INSTRUMENTS.

                  The following agreements, documents and instruments duly executed by Buyer:

                  (a) the Assumption Agreement;

                  (b) all other documents, instruments and certificates required to be delivered by Buyer pursuant to this Agreement or otherwise required, or reasonably requested by Seller in order to effectively make Buyer responsible for all Assumed Liabilities and to otherwise consummate the transaction contemplated herein and as otherwise contemplated by this Agreement.

            11.4.3. CERTIFIED RESOLUTIONS.

                  Copies of the resolutions of the directors of Buyer, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement and of the other Buyer Documents, and the consummation of the transactions contemplated hereby and thereby.

            11.4.4. OFFICERS' CERTIFICATE.

                  (a) A certificate of Buyer signed by an officer of Buyer certifying the matters set forth in Section 10.1; and

                  (b) a certificate signed by the Secretary of Buyer as to the incumbency of the officers of Buyer executing this Agreement or any of the other Buyer Documents on behalf of Seller.

                                   ARTICLE 12.
                            SURVIVAL; INDEMNIFICATION

      12.1. SURVIVAL OF REPRESENTATIONS.

            Unless otherwise set forth herein, all representations and t 12 12 0 warranties, covenants and agreements of Seller and Buyer contained in or made pursuant to this Agreement or in any certificate furnished pursuant hereto shall survive the Closing Date and shall remain in full force and effect to the following extent: (a) representations, warranties, covenants and agreements of Seller or Buyer shall remain in full force and effect for a period of one (1) year after the Closing Date (except for the representations and warranties set forth in Section 3.18, Section 3.23 and Section 4.7); (b) representations and warranties of Seller with respect to environmental matters as set forth in
Section 3.18 shall remain in full force and effect until thirty (30) days after the expiration of any applicable statute of limitations with respect to claims relating to the matters set forth in Section 3.18; (c) the following covenants and agreements shall remain in full force and effect until fully discharged: Sections 6.3 and 7.1 (which relate to confidentiality), Sections 6.2.8 and 7.3 (which relate to access), Section 8.4 (which relates to employee matters), Article 12 (which relates to indemnification) and Article 15 (which relates to miscellaneous matters); and
(d) representations and warranties of Buyer and Seller set forth in Section 3.23 and Section 4.7 shall not survive the Closing Date; provided, however, that, in all cases, any representation, warranty, covenant or agreement that is the subject of a claim which is asserted by the party seeking indemnification hereunder in a reasonably detailed writing delivered to the other party or parties, as the case may be, prior to the expiration of the applicable survival period shall survive with respect to such claim or dispute until the final resolution thereof. No claim for indemnification may be made pursuant to this
Article 12 after the expiration of the applicable survival period set forth in this Section 12.1.

      12.2    INDEMNIFICATION BY SELLER.

            Subject to the conditions and provisions of Section 12.4 and Section 12.5, from and after the Closing Date, Seller agrees to indemnify, defend and hold harmless Buyer and Buyer's officers, directors, employees, agents and shareholders ("BUYER INDEMNIFIED PARTIES") from and against and in any respect of any and all Losses, asserted against, resulting to, imposed upon or incurred by any Buyer Indemnified Parties, directly or indirectly, by reason of or resulting from: (a) any failure by Seller to pay, perform or discharge any Excluded Liabilities; (b) the business or operations of the Station during the period on or prior to the Closing Date (including any matters or Liabilities with respect to the employees of the Station and any termination of any such employee on or prior to the Closing) except for items specifically included in Assumed Liabilities; (c) any misrepresentation or breach of the representations, warranties and certifications of Seller contained in or made pursuant to this Agreement or any other Seller Document, except that the Buyer Indemnified Parties shall not have any right to indemnification with respect to any misrepresentations or breaches of any of the representations and warranties set forth in Section 3.23 of this Agreement; or (d) any breach by Seller of any covenants of Seller contained in or made pursuant to this Agreement or any other Seller Document.

      12.3. INDEMNIFICATION BY BUYER.

            Subject to the conditions and provisions of Section 12.4 and Section 12.5, from and after the Closing Date, Buyer hereby agrees to indemnify, defend and hold harmless Seller, and their respective officers, directors, employees, agents and partners ("SELLER INDEMNIFIED PARTIES") from, against and with respect of any and all Losses, asserted against, resulting to, imposed upon or incurred by any Seller Indemnified Parties, directly or indirectly, by reason of or resulting from: (a) any failure by Buyer to pay, perform or discharge any Assumed Liabilities; (b) the business or operations of the Station during the period after the Closing Date (including any matters or Liabilities with respect to the employees of the Station and any termination of any such employee after the Closing); (c) any misrepresentation or breach of the representations, warranties and certifications of Buyer contained in or made pursuant to this Agreement or any other Buyer Document, except that the Seller Indemnified Parties shall not have any right to indemnification with respect to the any misrepresentation or breach of the representations and warranties set forth in Section 4.7 of this Agreement; or (d) any breach by Buyer of any covenants of Buyer contained in or made pursuant to this Agreement or any other Buyer Document.

      12.4. LIMITATIONS ON INDEMNIFICATION

            12.4.1. Seller shall not be liable to the Buyer Indemnified Parties in respect of any indemnification under Section 12.2(c) or Section 12.2(d) (with respect to breaches of covenants set forth in Sections 6.1 and 6.2) except to the extent that the aggregate Losses of the Buyer Indemnified Parties under such Sections exceed Four Hundred Fifty Thousand Dollars ($450,000) (the "BASKET AMOUNT"), and then Buyer Indemnified Parties shall only be entitled to assert claims for Losses in excess of the Basket Amount. Buyer shall not be liable to the Seller Indemnified Parties in respect of any indemnification under Section 12.3(c) or Section 12.3(d) (with respect to breaches of covenants set forth in Section 7.2) except to the extent that the aggregate Losses of the Seller Indemnified Parties under such Sections exceed the Basket Amount, and then Seller Indemnified Parties shall only be entitled to assert claims for Losses in excess of the Basket Amount.

            12.4.2. Buyer acknowledges and agrees that the maximum aggregate liability of Seller pursuant to Section 12.2(c) and Section 12.2(d) (with respect to breaches of covenants set forth in Sections 6.1 and 6.2) of this Agreement to the Buyer Indemnified Parties and any third parties for any and all Losses shall not exceed Three Million Five Hundred Thousand Dollars ($3,500,000); provided, however, nothing in this Section 12.4.2 shall be construed to constitute a waiver or limitation of any claims by Buyer based on fraud. Seller acknowledges and agrees that the maximum aggregate liability of Buyer pursuant to Section 12.3(c) and Section 12.3(d) (with respect to breaches of covenants set forth in Section 7.2) of this Agreement to the Seller Indemnified Parties and any third parties for any and all Losses shall not exceed Three Million Five Hundred Thousand Dollars ($3,500,000); provided, however, nothing in this Section 12.4.3 shall be construed to constitute a waiver or limitation of any claims by Seller based on fraud

      12.5. CONDITIONS OF INDEMNIFICATION.

            The obligations and liabilities of Seller and of Buyer hereunder with respect to their respective indemnities pursuant to this Article 12, resulting from any Losses, shall be subject to the following terms and conditions:

            12.5.1. The party seeking indemnification (the "INDEMNIFIED PARTY") must give the other party or parties, as the case may be (the "INDEMNIFYING PARTY"), notice of any such Losses promptly after the Indemnified Party receives notice thereof; provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent that the Indemnifying Party shall have suffered actual damage by reason of such failure.

              12.5.2. The Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing (reasonably acceptable to the Indemnified Party), the defense of such Losses at the Indemnifying Party's risk and expense; provided, however, that as a condition to the exercise of such right to undertake defense of such Losses, the Indemnifying Party shall, as between the Indemnifying Party and the Indemnified Party, assume the liability for such Losses, without regard to the limitations set forth in Section 12.4.2.

            12.5.3. In the event that the Indemnifying Party shall elect not to undertake such defense, or, within a reasonable time after notice from the Indemnified Party of any such Losses, shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Losses, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Losses at any time prior to settlement, compromise or final determination thereof (with counsel reasonably acceptable to the Indemnified Party)). In such event, the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

            12.5.4. Anything in this Section 12.5 to the contrary notwithstanding, (a) if any third party alleges the right to or seeks any remedy other than money damages or other money payments, the Indemnified Party shall have the right, at the cost and expense of the Indemnifying Party, to participate in and direct the defense, compromise or settlement of the Losses,
(b) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Losses or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Losses in form and substance reasonably satisfactory to the Indemnified Party, and (c) in the event that the Indemnifying Party undertakes defense of any Losses, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Losses and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such Losses, (d) in the event that the Indemnifying Party undertakes defense of any Losses, the Indemnifying Party shall have an obligation to keep the Indemnified Party informed of the status of the defense of such Losses and furnish the Indemnified Party with all documents, instruments and information that the Indemnified party shall reasonably request in connection therewith, and (e) in the event that both the Indemnified Party and the Indemnifying Party are parties (directly or through interpleader) to any Losses giving rise to indemnification hereunder and the Indemnified Party is advised by counsel that there is or may be a conflict of interest in the representation of both the Indemnified Party and the Indemnifying Party by one firm of counsel, the Indemnified Party shall be entitled to assume, at the sole cost and expense of the Indemnifying Party, the defense, compromise and settlement (subject to clause (b) above) of such Loss with counsel (in addition to local counsel) reasonably satisfactory to the Indemnifying Party.

            12.5.5. In the event that an Indemnified Party has a good faith basis for a claim for indemnification which does not involve a claim against it by a third party (a "DIRECT CLAIM"), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim with reasonable promptness, specifying, to the extent known, the nature, circumstances and amount of such Direct Claim (a "DIRECT CLAIM NOTICE"), including with particularity the specific representation and warranty or covenant and agreement alleged to have been breached; provided, that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent that the Indemnifying Party shall have suffered actual damage by reason of such failure. If the Indemnifying Party notifies the Indemnified Party that it disputes an Indemnified Party's right of indemnification with respect to a particular Direct Claim, the parties shall use their reasonable efforts to negotiate a resolution of such dispute promptly. Except to the extent of the limitations on indemnification set forth in this Article 12, nothing in this Section 12.5.5 shall be deemed to prevent any Indemnified Party from initiating litigation under this Agreement with respect to any Direct Claim disputed by the Indemnifying Party for the purpose of establishing the Indemnified Party's right to indemnification hereunder.

      12.6. EXCLUSIVE REMEDY.

            Except with respect to fraud, from and after the Closing Date, the indemnification rights provided in Article 12 of this Agreement shall be the sole and exclusive remedy available under contract, tort or any other legal theory to Buyer or any other person with respect to any Losses, including any debts, liabilities, damages, obligations, claims, demands, judgments, and settlements, whether asserted by third parties or incurred or sustained in the absence of third-party claims, including all costs and expenses, including interest, penalties, attorneys' fees and any amounts paid in investigation, defense or settlement of any of the foregoing incurred or sustained pursuant to or in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE 13.
                                   TERMINATION

      13.1. TERMINATION

            This Agreement may be terminated at any time prior to the Closing by:

            13.1.1. the mutual consent of Seller and Buyer;

            13.1.2. either Buyer or Seller, by written notice of termination delivered to the other, if (a) the Closing Date has not occurred within twelve
(12) months after the date of this Agreement; provided, however, that the failure of the Closing to have occurred within twelve (12) months of the date of this Agreement shall not be attributable to the breach of this Agreement by the party seeking termination pursuant to this Section 13.1.2(a); and provided, further, that Buyer's right to terminate this Agreement pursuant to this Section 13.1.2(a) shall be subject to Seller's rights to extend the Closing Date pursuant to Section 8.2 and that Seller's right to terminate this Agreement pursuant to this Section 13.1.2(a) shall be subject to Buyer's rights to extend the Closing Date pursuant to Section 11.1.1; or (b) the FCC designates the applications contemplated by Article 5 for an evidentiary hearing;

            13.1.3. either Buyer or Seller in the event that any court or Governmental Authority of competent jurisdiction shall issue a final, non-appealable injunction prohibiting the transactions contemplated by this Agreement; provided, however, that the issuance of such final, non-appealable injunction shall not be attributable to the breach of this Agreement by the party seeking termination pursuant to this Section 13.1.3;

            13.1.4. either Buyer or Seller in accordance with the terms and conditions of Article 14; or

            13.1.5. Buyer in accordance with the terms and conditions of Section 8.2.

      13.2. EFFECT OF TERMINATION

            13.2.1. In the event this Agreement is terminated as provided in Sections 13.1.1, 13.1.2, 13.1.3 or 13.1.5, this Agreement shall be deemed null, void and of no further force or effect, and the parties hereto shall be released from all future obligations hereunder; provided, however, that the obligations of Buyer and Seller set forth in Sections 6.3 and 7.1 (which relate to confidentiality), this Section 13.2 and Section 15.3 (which relates to payment of certain expenses), shall survive such termination and the parties hereto shall have any and all remedies to enforce such obligations provided at law or in equity or otherwise (including specific performance); and provided, further, that Seller shall return the full amount of the Deposit to Buyer within ten (10) business days of such termination in accordance with the terms hereof.

            13.2.2. In the event this Agreement is terminated as provided in
Section 13.1.4, this Agreement shall be deemed null, void and of no further force or effect, and the parties hereto shall be released from all future obligations hereunder; provided, however, that the obligations of Buyer and Seller set forth in Sections 6.3 and 7.1 (which relate to confidentiality), this
Section 13.2, Article 14 (which relates to remedies) and Section 15.3 (which relates to payment of certain expenses), shall survive such termination and the parties hereto shall have any and all remedies to enforce such obligations provided at law or in equity or otherwise (including specific performance).

                                   ARTICLE 14.
                                    REMEDIES

      14.1. DEFAULT BY BUYER.

            If each condition set forth in Section 9 and Section 10 (other than any condition that has not been satisfied solely as a result of an uncured misrepresentation or breach of representation or warranty of Buyer set forth in this Agreement or a default by Buyer in the performance of its obligations under this Agreement) has been satisfied or waived, and Buyer has breached its obligation to effect the transactions to be consummated on the Closing Date by the date required pursuant to Section 11.1, then Seller shall be entitled, by written notice to Buyer, to terminate this Agreement, to retain the entire amount of the Deposit and to pursue any other remedies Seller has at law or in equity or otherwise; provided, however, Buyer shall have a period of ten (10) business days after receipt of Seller's written termination notice to cure any such misrepresentation, breach or default, and if Buyer cures such misrepresentation, breach or default within such ten (10) business day period, Seller shall have no right to terminate this Agreement based on such misrepresentation, breach or default; provided, further, however, that Buyer shall have no right to such ten (10) business day cure period with respect to any breach of Buyer's obligation to pay the amount set forth in Section 2.4 on the Closing Date.

      14.2. DEFAULT BY SELLER.

            If there exists a material misrepresentation or breach of representation or warranty of Seller set forth in this Agreement, or if Seller shall default in any material respect in the performance of Seller's obligations under this Agreement, or if, as a result of Seller's action or failure to act, the conditions precedent to Buyer's or Seller's obligation to close specified in
Section 9 or Section 10 are not satisfied, and for such reason or reasons this Agreement is not consummated, and provided that Buyer shall not then be in default in the performance of Buyer's obligations hereunder, Buyer shall be entitled, by written notice to Seller, to terminate this Agreement and to pursue any other remedies Buyer has at law or in equity or otherwise and, in the event of such termination in accordance with the terms hereof, if such default is not otherwise cured by Seller, Seller shall return the full amount of the Deposit to Buyer within ten (10) business days of the later of receipt of the written termination notice or the expiration of any applicable cure period; provided, however, Seller shall have a period of ten (10) business days after receipt of Buyer's written termination notice to cure any such misrepresentation, breach or default, and if Seller cures such misrepresentation, breach or default within such ten (10) business day period, Buyer shall have no right to terminate this Agreement based on such misrepresentation, breach or default; provided, further, however, that Seller shall have no right to such ten (10) business day cure period with respect to any breach of Seller's obligation to execute and deliver on the Closing Date, the agreements, certificates and documents set forth in
Section 11.3.1 and Section 11.3.10.

      14.3. SPECIFIC PERFORMANCE.

            Seller hereby acknowledges that the Assets are unique, and that the harm to Buyer resulting from Seller's failure to perform their obligations hereunder cannot be adequately compensated by damages. Accordingly, Seller agrees that Buyer shall have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Agreement specifically performed by Seller. In any such specific performance action, Seller agrees to waive the defense that there is an adequate remedy at law for damages and agree that Buyer shall be entitled to obtain specific performance of Seller's obligations hereunder without having to post any bond or other security in any such proceeding.

                                   ARTICLE 15.
                               GENERAL PROVISIONS

      15.1. ADDITIONAL ACTIONS, DOCUMENTS AND INFORMATION.

            Buyer agrees that it will, at any time, prior to, at or after the Closing Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments and obtain such consents, as may be reasonably requested by Seller in connection with the consummation of the transactions contemplated by this Agreement. Seller agrees that it will, at any time, prior to, at or after the Closing Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments and obtain such consents, as may be reasonably requested by Buyer in connection with the consummation of the transactions contemplated by this Agreement, including in the event that any Assets are owned by any Affiliate of Seller, causing such Affiliate to transfer the Assets to Buyer.

      15.2. BROKERS.

            Seller represents to Buyer that Seller has not engaged, or incurred any unpaid liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement, except for CobbCorp, LLC; Buyer represents to Seller that Buyer has not engaged, or incurred any unpaid liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement; and Seller agrees to indemnify Buyer, and Buyer agrees to indemnify Seller, against any claims asserted against the other parties for any such fees or commissions by any person purporting to act or to have acted for or on behalf of the indemnifying party. Notwithstanding any other provision of this Agreement, this representation and warranty shall survive the Closing Date without limitation and shall not be subject to the Basket Amount contained in Section 12.4.1 or the limitations of Section 12.4.2.

      15.3. EXPENSES AND TAXES.

            Each party hereto shall pay its own expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein. Notwithstanding the foregoing, (a) Buyer and Seller shall each pay one-half (1/2) of all sales (including bulk sales), use, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("TRANSFER TAXES") applicable to, imposed upon or arising out of the transactions contemplated hereby whether now in effect or hereinafter adopted and regardless of which party such Transfer Tax is imposed upon and (b) Seller and Buyer shall each pay one-half (1/2) of any FCC filing fees incurred in connection with the assignment of the FCC Licenses. Each party agrees to cooperate with such other party in the timely completion, execution and filing of any documentation required by any local or state governmental agency in connection with the Transfer Taxes.

      15.4. NOTICES.

            All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by telegram, telex, or facsimile transmission addressed as follows:

                  If to Buyer:

                        Gray Television, Inc.
                        4370 Peachtree Road, NE
                        Atlanta, GA  30319
                        Attention:  Robert S. Prather, Jr.
                        Telecopy No.: (404) 261-9607

                  with a copy (which shall not constitute notice) to:

                        Troutman Sanders LLP
                        600 Peachtree Street, NE
                        Suite 5200
                        Atlanta, GA  30308
                        Attention:  Neal H. Ray
                        Telecopy No.: (404) 962-6857

                  If to Seller:

                        Smith Television Group, Inc.
                        Smith Television License Holdings, Inc.
                        720 2nd Avenue
                        St. Petersburg, Florida  33701
                        Attention:  Margaret Williams
                        Telecopy No.:  (727) 821-7092

                  with a copy (which shall not constitute notice) to:

                        Hogan & Hartson L.L.P.

                        8300 Greensboro Drive
                        Suite 1100
                        McLean, Virginia  22102
                        Attention:  Richard T. Horan, Jr., Esq.
                        Telecopy No.:  (703) 610-6200

or such other address as the addressee may indicate by written notice to the other parties.

            Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telex) the answerback being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

      15.5. WAIVER.

            No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

      15.6. BENEFIT AND ASSIGNMENT.

            (a) No party hereto shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other party hereto; provided, however, that Buyer may assign this Agreement without the consent of Seller to any of its subsidiaries or affiliates, but no such assignment shall relieve Buyer of its obligations hereunder.

            (b) Any purported assignment contrary to the terms hereof shall be null, void and of no force and effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No Person, other than the parties hereto, is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder. Without limiting the foregoing, no employee of the Station and no other Person shall be a third-party beneficiary under this Agreement (including the provisions of Section 8.4), or any Seller Document or Buyer Document.

      15.7. ENTIRE AGREEMENT; AMENDMENT.

            This Agreement, including the Preamble, Schedules and Exhibits hereto and the other instruments and documents referred to herein or delivered pursuant hereto contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the party or parties against whom enforcement of the amendment, modification or discharge is sought.

      15.8. SEVERABILITY.

            If any part of any provision of this Agreement or any other contract, agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions of said contract, agreement, document or writing.

      15.9. HEADINGS.

            The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

      15.10. GOVERNING LAW; JURISDICTION.

            This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the State of Georgia, without giving effect to the conflicts of law principles thereof. The parties hereto hereby waive personal service of any process in connection with any such action, suit or proceeding and agree that the service thereof may be made by certified or registered mail addressed to or by personal delivery to the other party, at such other party's address set forth pursuant to Section 15.4 hereof. In the alternative, in its discretion, any of the parties hereto may effect service upon any other party in any other form or manner permitted by law.

      15.11. SIGNATURE IN COUNTERPARTS.

            This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

            IN WITNESS WHEREOF, each of the parties hereto has executed this Asset Purchase Agreement, or has caused this Asset Purchase Agreement to be duly executed and delivered in its name on its behalf, all as of the day and year first above written.

                                    SELLER

                                    SMITH TELEVISION GROUP, INC.

                                    By: /s/ Robert N. Smith
                                       -------------------------------
                                    Name:   Robert N. Smith
                                         -----------------------------
                                    Title:  Chief Executive Officer
                                          ----------------------------


                                    SMITH TELEVISION LICENSE HOLDINGS, INC.

                                    By: /s/ Robert N. Smith
                                       -------------------------------
                                    Name:   Robert N. Smith
                                         -----------------------------
                                    Title:  Chief Executive Officer
                                          ----------------------------


                                    BUYER

                                    GRAY TELEVISION, INC.

                                    By: /s/ Robert S. Prather
                                       -------------------------------
                                    Name:   Robert S. Prather
                                         -----------------------------
                                    Title:  President
                                          ----------------------------

            Solely for purposes of guaranteeing Seller's obligation to return the Deposit pursuant to Section 13.2.1 and Section 14.2 hereof.

SMITH TELEVISION OF NEW YORK, INC.

By: /s/ Robert N. Smith
   -------------------------------
Name:   Robert N. Smith
     -----------------------------
Title:  Chief Executive Officer
      ----------------------------

                                     ANNEX I
                                   DEFINITIONS

            "ACCOUNTS RECEIVABLE" means all accounts receivable with respect to the Station as of the end of the broadcast day immediately preceding the Closing Date.

            "ADDITIONAL AGREEMENTS" shall have the meaning set forth in Section 6.1.6.

            "AFFILIATE" shall mean, with respect to any Person, any other Person that, (a) directly or indirectly is in control of, is controlled by, or is under common control with, the first Person, (b) is an officer, director, trustee, partner (general or limited), employee or holder of five percent (5%) or more of any class of any voting or non-voting securities or other equity in the first Person, and (c) is an officer, director, trustee, partner (general or limited), employee or holder of five percent (5%) or more of any class of the voting or non-voting securities or other equity in any Person which directly or indirectly is in control of, is controlled by, or is under common control with, the first Person. For purposes of this definition, "control" (including with correlative meanings "controlled by" and "under common control with") shall mean possession, directly or indirectly, of either (X) five percent (5%) or more of the voting power of the securities having ordinary voting power for the election of directors of the first Person, or (Y) the power to direct or cause the direction of the management or policies of the first Person (whether through ownership of securities, partnership interests or any other ownership or debt interests, by contract or otherwise).

            "ALTERNATIVE ARRANGEMENT" shall have the meaning set forth in
Section 8.6.

            "APPRAISAL FIRM" shall have the meaning set forth in Section 2.6.

            "APPRAISAL REPORT" shall have the meaning set forth in Section 2.6.

            "ASSETS" shall have the meaning set forth in Section 2.1.

            "ASSIGNMENT APPLICATIONS" shall have the meaning set forth in
Article 5.

            "ASSIGNMENT OF CONTRACTS AND LEASES" means that certain Assignment of Contracts and Leases executed by Seller, in a form reasonably acceptable to Seller and Buyer.

            "ASSIGNMENT OF FCC LICENSES" means that certain Assignment of FCC Licenses executed by Seller, in a form reasonably acceptable to Seller and Buyer.

            "ASSUMED LIABILITIES" shall have the meaning set forth in Section 2.7.1.

            "ASSUMPTION AGREEMENT" means that certain Assumption Agreement executed by Buyer and Seller, in a form reasonably acceptable to Seller and Buyer.

            "BASKET AMOUNT" shall have the meaning set forth in Section 12.4.1.

            "BENEFIT ARRANGEMENT" means a welfare or benefit program, practice or policy providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors that is not a Plan.

            "BENEFIT PLANS" shall have the meaning specified in Section 3.16.1.

            "BILL OF SALE" means that certain Bill of Sale and Assignment of Assets, dated as of the Closing Date and executed by Seller, in a form reasonably acceptable to Seller and Buyer.

            "BUYER DOCUMENTS" means, collectively, this Agreement, the Assumption Agreement and the closing certificates and other deliveries contemplated by Section 11.4.

            "BUYER INDEMNIFIED PARTIES" shall have the meaning specified in
Section 12.2.

            "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss.9601 et seq., as amended, and any similar or implementing state or local law..

            "CHILDREN'S TELEVISION ACT" shall mean the Children's Television Act of 1990.

            "CLOSING" shall have the meaning set forth in Section 11.1.1.

            "CLOSING DATE" shall have the meaning specified in Section 11.1.1.

            "COBRA OBLIGATIONS" shall have the meaning specified in Section
8.4.2.

            "CODE" means the Internal Revenue Code of 1986, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

            "COMMUNICATIONS ACT" means the Communications Act of 1934, as amended.

            "CURRENT BALANCE SHEET" shall have the meaning set forth in Section 3.5.1.

            "DEPOSIT" shall have the meaning set forth in Section 2.3.

            "DEFERRED CONTRACT" shall have the meaning set forth in Section 8.6.

            "DIRECT CLAIM" shall have the meaning set forth in Section 12.5.5.

            "DIRECT CLAIM NOTICE" shall have the meaning set forth in Section 12.5.5.

            "DTV" shall have the meaning set forth in Section 3.22.

            "ENCUMBRANCES" means any mortgages, pledges, liens, security interests, defects in title, easements, encumbrances, encroachments and any other matters affecting the title, value, marketability or current use of the Assets.

            "ENVIRONMENTAL AFFILIATES" of any Person means, with respect to any particular matter, all other Persons whose liabilities or obligations with respect to that particular matter have been assumed by, or are otherwise deemed by law to be those of, such first Person.

            "ENVIRONMENTAL AND SAFETY REQUIREMENTS" means all Environmental Laws and all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law relating to public health and safety, worker health and safety and pollution or protection of human health or the environment, including without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources and including all such standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, emission, Release, threatened Release, control, or cleanup of any Hazardous Materials.

            "ENVIRONMENTAL CLAIM" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Materials at any location, whether or not owned or operated by Seller or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental and Safety Requirements.

            "ENVIRONMENTAL LAWS" means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, or other requirement relating to the environment, natural resources, public, or employee health and safety, and Hazardous Materials generation, production, use, storage, treatment, transportation or disposal, and includes, but is not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, ("CERCLA") as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq.; the Clean Water Act ("CWA"), 33 U.S.C.
Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 2701 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statues.

            "ENVIRONMENTAL LIEN" means any Encumbrance, whether recorded or unrecorded, in favor of any governmental entity or any department, agency or political subdivision thereof relating to any liability of Seller, any Subsidiary of the Seller or any Environmental Affiliate of any such Person arising under any Environmental and Safety Requirement.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

            "EXCLUDED ASSETS" shall have the meaning specified in Section 2.2.

            "EXCLUDED CONTRACTS" shall have the meaning specified in Section 2.1.8.

            "EXCLUDED LIABILITIES" shall have the meaning specified in Section 2.7.2.

            "FCC" means the Federal Communications Commission.

            "FCC LICENSES" shall have the meaning specified in Section 2.1.1.

            "FCC ORDER" means an unconditional order or orders (except for standard conditions imposed by the FCC on all assignments of licenses) of the FCC, or of the Chief, Mass Media Bureau of the FCC, acting under delegated authority, consenting to the assignment to Buyer of the FCC Licenses for the Station.

            "GAAP" means generally accepted accounting principles consistently applied for the periods involved.

            "GOVERNMENTAL AUTHORITY" means any agency, board, bureau, court, commission, department, instrumentality or administration of the United States government, any state government or any local or other governmental body in a state, territory or possession of the United States or the District of Columbia.

            "HAZARDOUS MATERIALS" means any wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants, including without limitation, substances defined as "hazardous wastes", "hazardous substances", "hazardous materials", "extremely hazardous waste", "toxic substances", "radioactive materials", or other similar designations in, or otherwise subject to, regulation under, any Environmental Laws; the term shall also include any other chemical substances or mixtures, pesticides, toxic chemicals, petroleum products or by-products, asbestos-containing materials, polychlorinated biphenyls (PCBs), noise, lead or lead-based paints or materials, radon, and radioactive materials.

            "INCOME TAXES" means all federal, state and local income taxes and installments of estimated income taxes, income tax deficiencies and income tax withholdings imposed by any Governmental Authorities.

            "INDEMNIFIED PARTY" and "INDEMNIFYING PARTY" shall have the respective meanings set forth in Section 12.5.1.

            "INTELLECTUAL PROPERTY" shall have the meaning set forth in Section 2.1.4.

            "LAWS" means any federal, state or local law, statute, code, ordinance, regulation, order, writ, injunction, judgment or decree applicable to the specified Person and to the businesses and assets thereof.

            "LEASES" shall have the meaning set forth in Section 3.10.2.

            "LEASED PROPERTY" shall have the meaning set forth in Section 2.1.2.

            "LIABILITIES" means, as to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent of such Person, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by GAAP to be reflected, in such Person's balance sheets or other books and records.

            "LOSSES" means any liabilities, demands, claims, actions, causes of action, costs, damages, deficiencies, Taxes, penalties, fines, judgments, settlements, arbitrations, assessments, obligations (including those arising out of any action, such as any settlement or compromise thereof of judgment or award therein or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonably attorneys' fees and expenses, reasonable accountants' fees and expenses and all amounts paid or incurred in connection with any such action, demand, proceeding, investigation, preservation or enforcement of rights to indemnification), or claim (including any governmental entity or any department, agency or political subdivision thereof) and the investigation, defense or settlement of any of the foregoing.

            "MARKET CABLE SYSTEMS" shall mean all U.S. cable systems located within any particular station's market, as defined in Section 76.55 of the FCC regulations.

            "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, operations, assets or financial condition of the Station, except for any material adverse affect resulting from (a) general economic conditions applicable to the television broadcast industry, or (b) general economic conditions in the Reno, Nevada market in which the Station operates.

            "NETWORK AFFILIATION AGREEMENT" means that certain Network Affiliation Agreement dated May 11, 1995, as amended, between Seller for the Station and the American Broadcasting Companies, Inc.

            "OPERATING CONTRACTS" shall have the meaning set forth in Section 2.1.8.

            "PENSION PLAN" means an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA.

            "PERMITTED ENCUMBRANCES" means (a) Encumbrances on Real Property that do not interfere with the value, marketability or use of the Real Property in the operations or business of the Station, (b) Encumbrances for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Seller's books in accordance with GAAP and (c) Encumbrances which do not secure monetary liabilities of any Person and that, individually or in the aggregate, do not and would not materially detract from the value or marketability of any of the Assets or materially interfere with the use thereof as currently used.

            "PERSON" or "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Governmental Authority.

            "PLAN" means any plan, program or arrangement, whether or not written, that is or was an "employee benefit plan" as such term is defined in
Section 3(3) of ERISA and (a) which was or is established or maintained by Seller; (b) to which Seller contributed or was obligated to contribute or to fund or provide benefits; or (c) which provides or promises benefits to any person who performs or who has performed services for Seller and because of those services is or has been (i) a participant therein or (ii) entitled to benefits thereunder.

            "PRE-CLOSING DATE RECORDS" shall have the meaning set forth in
Section 7.3.

            "PROCEEDING" shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

            "PROGRAM CONTRACTS" shall have the meaning set forth in Section
2.1.5.

            "PURCHASE PRICE" shall have the meaning set forth in Section 2.4.

            "QUALIFIED PLAN" means a Pension Plan that satisfies, or is intended by Seller to satisfy, the requirements for tax qualification described in
Section 401 of the Code.

            "REAL PROPERTY" shall have the meaning set forth in Section 2.1.2.

            "RELEASE" has the meaning set forth in CERCLA.

            "SCHEDULES" means the disclosure schedules delivered by Seller to Buyer in connection herewith.

            "SELLER DOCUMENTS" means, collectively, this Agreement, the Assignment of Contracts and Leases, the Bill of Sale, the Assignment of FCC Licenses, the Assumption Agreement and the closing certificates and other deliveries contemplated by Section 11.3.

            "SELLER INDEMNIFIED PARTIES" shall have the meaning set forth in
Section 12.3.

            "SELLER TAX RETURNS" means all federal, state, local, foreign and other applicable Tax returns, declarations of estimated Tax reports required to be filed by Seller (without regard to extensions of time permitted by law or otherwise).

            "STATION" means KOLO-TV, Channel 8, Reno, Nevada.

            "STATION CONTRACTS" shall have the meaning set forth in Section
2.1.8.

            "SUBJECT AGREEMENTS" means the following types of Station Contracts:
(a) employment agreements that will not be terminable by Buyer after the Closing Date at-will without cost or obligation (other than an obligation to pay accrued salary or wages at the normally applicable rate through the time of termination); (b) agreements related to Real Property and Leased Property; (c) program licenses and contracts under which Seller is authorized to broadcast programs on the Station; (d) all contracts and agreements pursuant to which commercial air time on the Station is sold, traded or bartered in consideration for any property or services in lieu of or in addition to cash; (e) network affiliation agreements; (f) rating service agreements; (g) advertising sales representation agreements; and (h) agreements pursuant to which an Encumbrance is placed on an Asset.

            "TAXES" means all federal, state and local taxes (including income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Authorities.

            "TIME SALES AGREEMENTS" shall have the meaning set forth in Section 2.1.7.

            "TRADE-OUT AGREEMENTS" shall have the meaning set forth in Section 2.1.6.

            "TRANSFER TAXES" shall have the meaning set forth in Section 15.3.

            "TRANSFERRED EMPLOYEE(S)" shall have the meaning set forth in
Section 8.4.1.

            "WELFARE PLAN" means an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA.

                            ASSET PURCHASE AGREEMENT
                                 BY AND BETWEEN

                          SMITH TELEVISION GROUP, INC.
                     SMITH TELEVISION LICENSE HOLDINGS, INC.

                                    AS SELLER
                                       AND
                              GRAY TELEVISION, INC.
                                    AS BUYER

                          DATED AS OF SEPTEMBER 3, 2002

                                TABLE OF CONTENTS

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                                                                          ----
ARTICLE 1. DEFINITIONS AND REFERENCES................................       1
ARTICLE 2. SALE AND PURCHASE OF ASSETS; PURCHASE PRICE; ASSUMPTION OF
    LIABILITIES......................................................       1
    2.1.  Asset Sale and Purchase of Assets..........................       1
          2.1.1.  FCC Licenses.......................................       2
          2.1.2.  Real and Leased Property Interests.................       2
          2.1.3.  Tangible Personal Property.........................       2
          2.1.4.  Intellectual Property..............................       2
          2.1.5.  Program Contracts..................................       3
          2.1.6.  Trade-out Agreements...............................       3
          2.1.7.  Broadcast Time Sales Agreement.....................       3
          2.1.8.  Operating Contracts................................       3
          2.1.9.  Vehicles...........................................       4
          2.1.10. Files and Records..................................       4
          2.1.11. Auxiliary Facilities...............................       4
          2.1.12. Permits and Licenses...............................       4
          2.1.13. Goodwill...........................................       4
          2.1.14  Accounts Receivable................................       4
          2.1.15  Deposits and Prepaid Expenses......................       4
    2.2.  Excluded Assets............................................       5
          2.2.1.  Cash...............................................       5
          2.2.2.  Personal Property Disposed Of......................       5
          2.2.3.  Insurance..........................................       5
          2.2.4.  Employee Plans and Assets..........................       5
          2.2.5.  Right to Tax Refunds...............................       5
          2.2.6.  Certain Books and Records..........................       5
          2.2.7.  Rights Under this Agreement........................       5
          2.2.8.  Name...............................................       6
          2.2.9.  Securities.........................................       6
          2.2.10. Excluded Contracts and Unrelated Assets............       6
    2.3   Deposit....................................................       6
    2.4.  Purchase Price.............................................       6
    2.5.  Payment of Purchase Price..................................       6
    2.6.  Allocation of Purchase Price...............................       6
    2.7.  Assumption of Liabilities..................................       7
          2.7.1.  Assumed Liabilities................................       7
          2.7.2.  Excluded Liabilities...............................       7
ARTICLE 3. REPRESENTATIONS AND WARRANTIES BY SELLER..................       9
    3.1.  Organization and Standing..................................       9
    3.2.  Authorization..............................................       9

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    3.3.  Compliance with Laws.......................................      9
    3.4.  Consents and Approvals; No Conflicts.......................      10
    3.5.  Financial Statements; Undisclosed Liabilities..............      10
    3.6.  Absence of Certain Changes or Events.......................      11
    3.7.  Absence of Litigation......................................      11
    3.8.  Assets.....................................................      11
    3.9.  FCC Matters................................................      12
    3.10. Real Property..............................................      12
    3.11. Condition of Tangible Assets...............................      13
    3.12. Intellectual Property......................................      13
    3.13. Reports and Records........................................      13
    3.14. Station Contracts..........................................      14
    3.15. Taxes.  ...................................................      14
    3.16. Employee Benefit Plans.....................................      15
    3.17. Labor Relations............................................      16
    3.18. Environmental Matters......................................      16
    3.19. Transactions With Affiliates...............................      17
    3.20. Insurance..................................................      18
    3.21. Cable Systems..............................................      18
    3.22. Digital Television.........................................      19
    3.23. Statements True and Correct................................      19
ARTICLE 4. REPRESENTATIONS AND WARRANTIES BY BUYER...................      19
    4.1.  Organization and Standing..................................      19
    4.2.  Authorization..............................................      19
    4.3.  Compliance with Laws.......................................      21
    4.4.  Consents and Approvals; No Conflicts.......................      21
    4.5.  Qualification of Buyer.....................................      21
    4.7.  Statements True and Correct................................      22
ARTICLE 5. FCC CONSENT...............................................      22
ARTICLE 6. COVENANTS AND AGREEMENTS OF SELLER........................      22
    6.1.  Negative Covenants.........................................      22
          6.1.1.  Dispositions.......................................      22
          6.1.2.  Accounting Principles and Practices................      23
          6.1.3.  Trade-out Agreements...............................      23
          6.1.4.  Broadcast Time Sales Agreements....................      23
          6.1.5.  Network Affiliation Agreements and Local Marketing
                  Arrangements.......................................      23
          6.1.6.  Additional Agreements..............................      23
          6.1.7.  Breaches...........................................      23
          6.1.8.  Employee Matters...................................      23
          6.1.9.  Actions Affecting FCC Licenses.....................      24
          6.1.10. Programming........................................      24

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          6.1.11. Affiliated Transactions............................     24
          6.1.12. Collection of Accounts Receivable..................     24
    6.2.  Affirmative Covenants......................................     24
          6.2.1.  Preserve Existence.................................     24
          6.2.2.  Normal Operations..................................     24
          6.2.3.  Maintain FCC Licenses..............................     25
          6.2.4.  Network Affiliation................................     25
          6.2.5.  Station Contracts..................................     25
          6.2.6.  Taxes..............................................     25
          6.2.7.  Corporate Action...................................     25
          6.2.8.  Access.............................................     25
          6.2.9.  Insurance..........................................     26
          6.2.10. Financial Statements...............................     26
    6.3.  Confidentiality............................................     26
    6.4.  No Shopping................................................     27
    6.5.  No Solicitation of Employees...............................     27
ARTICLE 7. COVENANTS AND AGREEMENTS OF BUYER.........................     27
    7.1.  Confidentiality............................................     27
    7.2.  Corporate Action...........................................     28
    7.3.  Access.....................................................     28
ARTICLE 8. MUTUAL COVENANTS AND UNDERSTANDINGS OF SELLER AND BUYER...     29
    8.1.  Possession and Control.....................................     29
    8.2.  Risk of Loss...............................................     29
    8.3.  Public Announcements.......................................     29
    8.4.  Employee Matters...........................................     30
          8.4.1.  Transferred Employees..............................     30
          8.4.2.  COBRA Obligations..................................     30
          8.4.3.  Seller Benefits Plans..............................     31
          8.4.4.  401(k) Plans.......................................     31
    8.5.  Bulk Sales Laws............................................     31
    8.6.  Consents...................................................     31
    8.7.  Transition Services Agreement..............................     32
ARTICLE 9. CONDITIONS PRECEDENT TO  BUYER'S OBLIGATION TO CLOSE......     32
    9.1.  Representations and Covenants..............................     32
    9.2.  Required Consents..........................................     33
    9.3.  Delivery of Documents......................................     33
    9.4.  FCC Matters................................................     33
    9.5.  Legal Proceedings..........................................     33
    9.6.  No Material Adverse Effect.................................     33
    9.7.  Program Contracts..........................................     34

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                          TABLE OF CONTENTS (continued)

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ARTICLE 10. CONDITIONS PRECEDENT TO  SELLER'S OBLIGATION TO CLOSE....     34
    10.1. Representations and Covenants..............................     34
    10.2. Delivery by Buyer..........................................     34
    10.3. FCC Order..................................................     34
    10.4. Legal Proceedings..........................................     34
ARTICLE 11. CLOSING..................................................     35
    11.1. Closing....................................................     35
    11.2. Time and Place of Closing..................................     35
    11.3. Delivery by Seller.........................................     35
          11.3.1. Agreements and Instruments.........................     35
          11.3.2. Consents...........................................     36
          11.3.3. Certified Resolutions..............................     36
          11.3.4. Officers' Certificates.............................     36
          11.3.5. Organizational Documents...........................     37
          11.3.6. Releases...........................................     37
          11.3.7. FIRPTA Certificate.................................     37
          11.3.8. Title Insurance Documents..........................     37
          11.3.10.Domain Name Transfer...............................     37
          11.3.11.Good Standing......................................     37
    11.4. Delivery by Buyer..........................................     37
          11.4.1. Purchase Price Payment.............................     37
          11.4.2. Agreements and Instruments.........................     38
          11.4.3. Certified Resolutions..............................     38
          11.4.4. Officers' Certificate..............................     38
ARTICLE 12. SURVIVAL; INDEMNIFICATION................................     38
    12.1. Survival of Representations................................     38
    12.2  Indemnification by Seller..................................     39
    12.3. Indemnification by Buyer...................................     39
    12.4. Limitations on Indemnification.............................     41
    12.5. Conditions of Indemnification..............................     41
    12.6. Exclusive Remedy...........................................     43
ARTICLE 13. TERMINATION..............................................     43
    13.1. Termination................................................     43
    13.2. Effect of Termination......................................     44
ARTICLE 14. REMEDIES.................................................     44
    14.1. Default by Buyer...........................................     44
    14.2. Default by Seller..........................................     45
    14.3. Specific Performance.......................................     45
ARTICLE 15. GENERAL PROVISIONS.......................................     46
    15.1. Additional Actions, Documents and Information..............     46
    15.2. Brokers....................................................     46
    15.3. Expenses and Taxes.........................................     46

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
    15.4.  Notices...................................................     47
    15.5.  Waiver. ..................................................     48
    15.6.  Benefit and Assignment....................................     48
    15.7.  Entire Agreement; Amendment...............................     49
    15.8.  Severability..............................................     49
    15.9.  Headings..................................................     49
    15.10. Governing Law; Jurisdiction...............................     49
    15.11. Signature in Counterparts.................................     49